Exhibit 10.1

CREDIT AGREEMENT

Dated as of September 29, 2025

among

FPLF BA HOLDINGS FINANCE LLC,
as Borrower,

FPLF BA HOLDINGS FINANCE CM LLC,
as Servicer,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.,
as Sole Lead Arranger and Sole Book Manager

and

FORTRESS PRIVATE LENDING FUND,
as Borrower Parent

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	ARTICLE IV.
	CONDITIONS PRECEDENT TO BORROWINGS	79

4.01	Conditions of Initial Borrowing.	79
4.02	Conditions to all Borrowings.	82

	ARTICLE V.
	REPRESENTATIONS AND WARRANTIES	83

5.01	Existence, Qualification and Power.	83
5.02	Authorization; No Contravention.	83
5.03	Governmental Authorization; Other Consents.	83
5.04	Binding Effect.	83
5.05	Financial Statements; No Material Adverse Effect.	84
5.06	Litigation.	84
5.07	No Default.	84
5.08	Liens and Indebtedness.	85
5.09	Taxes.	85
5.10	ERISA Matters.	85
5.11	Equity Interests.	86
5.12	Margin Regulations; Investment Company Act.	86
5.13	Disclosure.	86
5.14	Compliance with Laws.	89
5.15	Taxpayer Identification Number; Other Identifying Information.	89
5.16	OFAC.	87
5.17	Anti-Corruption Laws.	87
5.18	Beneficial Ownership Certification.	87
5.19	Solvency.	87
5.20	Use of Proceeds.	88
5.21	Separate Existence.	88
5.22	EEA Financial Institution.	90
5.23	Loan Documents..	90

	ARTICLE VI.
	AFFIRMATIVE COVENANTS	91

6.01	Financial Statements.	91
6.02	Certificates; Other Information.	92
6.03	Notices.	93
6.04	Payment of Obligations.	94
6.05	Preservation of Existence, Etc.	94
6.06	Maintenance of Properties.	95
6.07	Further Assurances.	95
6.08	Compliance with Laws.	95
6.09	Books and Records.	95

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6.10	Inspection Rights.	95
6.11	Use of Proceeds.	96
6.12	Approvals and Authorizations.	96
6.13	Special Purpose Entity Requirements.	96
6.14	Security Interest.	96
6.15	Sanctions.	96
6.16	Anti-Corruption Laws; Sanctions.	96
6.17	Payment Instructions.	97

	ARTICLE VII.
	NEGATIVE COVENANTS	97

7.01	Liens.	97
7.02	Investments.	97
7.03	Indebtedness; Bank Accounts.	97
7.04	Fundamental Changes.	97
7.05	Sale of Collateral Assets.	97
7.06	Restricted Payments.	98
7.07	Transactions with Affiliates.	98
7.08	Burdensome Agreements.	99
7.09	Use of Proceeds.	99
7.10	Sanctions.	99
7.11	Special Purpose Entity Requirements.	99
7.12	Servicing Provisions; Sale Agreement Amendment.	100
7.13	ERISA.	100
7.14	Representations to Credit Rating Agencies and Regulatory Bodies.	100
7.15	Change in Nature of Business.	101
7.16	Anti-Corruption Laws.	101
7.17	Unfunded Exposure Account.	101

	ARTICLE VIII.
	EVENTS OF DEFAULT AND REMEDIES	101

8.01	Events of Default.	101
8.02	Remedies Upon Event of Default.	104
8.03	Application of Funds.	105

	ARTICLE IX.
	ADMINISTRATIVE AGENT	107

9.01	Appointment and Authority.	107
9.02	Rights as a Lender.	107
9.03	Exculpatory Provisions.	108
9.04	Reliance by Administrative Agent.	109
9.05	Delegation of Duties.	109
9.06	Resignation of Administrative Agent.	110

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9.07	Non-Reliance on Administrative Agent and Other Lenders.	111
9.08	No Other Duties, Etc.	112
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding.	112
9.10	Collateral Matters.	113
9.11	Indemnification.	114
9.12	Recovery of Erroneous Payments.	114

	ARTICLE X.
	MISCELLANEOUS	115

10.01	Amendments, Etc.	115
10.02	Notices; Effectiveness; Electronic Communication.	116
10.03	No Waiver; Cumulative Remedies; Enforcement.	118
10.04	Expenses; Indemnity; Damage Waiver.	119
10.05	Payments Set Aside.	121
10.06	Successors and Assigns.	122
10.07	Treatment of Certain Information; Confidentiality.	126
10.08	Right of Setoff.	127
10.09	Interest Rate Limitation.	128
10.10	Counterparts; Integration; Effectiveness.	128
10.11	Survival of Representations and Warranties.	129
10.12	Severability.	129
10.13	Replacement of Lenders.	129
10.14	Governing Law; Jurisdiction; Etc.	130
10.15	Waiver of Jury Trial.	131
10.16	No Advisory or Fiduciary Responsibility.	131
10.17	Electronic Execution of Assignments and Certain Other Documents.	132
10.18	USA PATRIOT Act.	133
10.19	Compliance with Laws.	133
10.20	Non-Recourse Obligations; No Petition.	134
10.21	Time of the Essence.	134
10.22	Judgment Currency.	135
10.23	Acknowledgement Regarding any Supported QFCs.	135
10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	136

	ARTICLE XI.
	SERVICER PROVISIONS	137

11.01	Designation of the Servicer.	137

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SCHEDULES

2.01	Commitments and Applicable Percentages
5.15	Identification Information of Borrower and Borrower Parent
7.06	Initial Collateral Assets
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C-1	Assignment and Assumption
C-2	Administrative Questionnaire
C-3	Joinder Agreement
D-1	Compliance Certificate (Borrower)
D-2	Compliance Certificate (Borrower Parent)
E	U.S. Tax Compliance Certificates
F	Restricted Payments Certificate
G	Foreign Obligor Notice
H	Notice of Loan Prepayment

ANNEXES

A	Advance Rates
B	Eligibility and Portfolio Criteria

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CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of September 29, 2025, among FPLF BA Holdings Finance LLC, a Delaware limited liability company (the "Borrower"), FPLF BA Holdings Finance CM LLC, a Delaware limited liability company, as servicer for the Borrower (the "Servicer"), Fortress Private Lending Fund, a Delaware statutory trust, as Borrower Parent (as hereinafter defined), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender") and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the "Administrative Agent").

WHEREAS, the Borrower has been formed for the purpose of acquiring Collateral Assets that are eligible for acquisition by the Borrower pursuant to the terms of this Agreement;

WHEREAS, the Borrower has requested that the Lenders provide a revolving credit facility (the "Facility"); and

WHEREAS, the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

"Accordion Exercise" has the meaning specified in the Section 2.02(e).

"Accordion Increase" has the meaning specified in the Section 2.02(e).

"Administrative Agent" has the meaning specified in the Preamble.

"Administrative Agent’s Office" means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Administrative Expense Cap" means an aggregate amount of Administrative Expenses paid by the Borrower not to exceed (1) in the case of amounts paid pursuant to clause (i) of the definition of Administrative Expenses, $150,000 for any rolling 12-month period; (2) in the case of amounts paid pursuant to clause (ii) of the definition of Administrative Expenses, $150,000 for any rolling 12-month period; and (3) in the case of amounts paid pursuant to clause (iii) of the definition of Administrative Expenses, $150,000 for any rolling 12-month period.

"Administrative Expenses" means amounts due or accrued and payable by the Borrower, in an aggregate amount in each case not to exceed the applicable Administrative Expense Cap, (i) first, to the payment of Taxes and governmental fees owing by the Borrower or, so long as the Borrower is disregarded as an entity separate from Borrower Parent, by Borrower Parent in respect of the Borrower’s income or assets, (ii) second, to the Collateral Administrator and the Intermediary, any accrued and unpaid fees and expenses (including indemnities) pursuant to the Collateral Administration Agreement and (iii) third, to the extent not previously paid, any remaining accrued and unpaid fees and expenses owed on behalf of the Borrower, to the Servicer (or the Replacement Servicer, as applicable), the Services Provider or any third party service provider to the Borrower, the Servicer or the Services Provider, including accountants, agents, counsel and investment managers of any of the foregoing.

"Administrative Questionnaire" means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by the Administrative Agent.

"Advance Rate" means the percentage applicable to each Collateral Asset as specified in Annex A under the caption "Advance Rate".

"Adverse Claim" means any claim of ownership or any Lien, title retention, trust or other charge or encumbrance, or other type of preferential arrangement having the effect or purpose of creating a Lien, other than Permitted Liens.

"Affected Collateral" means any Collateral Asset with respect to which (i) the Administrative Agent fails for any reason to have a perfected security interest in accordance with the terms of the Security Agreement or (ii) any event has occurred that adversely affects or impairs any material right and remedy of the Borrower with respect to such Collateral Asset.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affected Person" has the meaning specified in Section 3.04(a).

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agent Parties" has the meaning specified in Section 10.02(c).

"Aggregate Assigned Value" means the greater of (a) the Aggregate Commitments and (b) the aggregate of the Assigned Values of each Eligible Collateral Asset (before giving effect to the Portfolio Criteria set forth in Annex B) plus the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collateral Account.

"Aggregate Commitments" means the Commitments of all the Lenders; provided that, solely for the purpose of the definition of "Aggregate Assigned Value", the Aggregate Commitments means the Commitments of all the Lenders as of the Automatic Increase Date as set out in Schedule 2.01.

"Aggregate Principal Balance" means with respect to all or a portion of the Collateral Assets, as of any date, the sum of the Principal Balances for such Collateral Assets.

"Aggregate Unfunded Amount" means, as of any date of determination, the sum of the Unfunded Exposure Amounts of each Revolving Loan and Delayed Drawdown Loan that is a Collateral Asset as of such date.

"Aggregate Unfunded Equity Amount" means, as of any date of determination, the sum of the Unfunded Exposure Equity Amounts of each Revolving Loan and Delayed Drawdown Loan included in the Collateral as of such date.

"Aggregate Unfunded Exposure Equity Amount" means, on any date of determination, the sum of the Unfunded Exposure Equity Amounts of all Collateral Assets included in the Collateral.

"Agreement" means this Credit Agreement.

"Agreement Currency" has the meaning specified in Section 10.22.

"Alternative Currency" means each Eligible Currency other than Dollars.

"Alternative Currency Daily Rate" means, for any day, (a) with respect to any Loan denominated in GBP, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment and (b) with respect to any Loan denominated in CAD, the rate per annum equal to Daily Simple CORRA, as published on the second Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the "Daily Simple CORRA Rate") plus the CORRA Adjustment; provided that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

"Alternative Currency Daily Rate Loan" means a Loan that bears interest at a rate based on the definition of "Alternative Currency Daily Rate".

"Alternative Currency Loan" means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

"Alternative Currency Term Rate" means, for any Interest Period, with respect to any Loan:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate ("EURIBOR"), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

"Alternative Currency Term Rate Loan" means a Loan that bears interest at a rate based on the definition of "Alternative Currency Term Rate".

"Applicable Accounting Standard" means (a) with respect to any Person organized in the United States (or any state thereof), GAAP and (b) with respect to any Person not organized in the United States (or any state thereof), generally accepted accounting principles as in effect from time to time in the applicable jurisdiction, including IFRS or GAAP.

"Applicable Authority" means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of SOFR, acting in such capacity, and (b) with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case, acting in such capacity.

"Applicable Exchange Rate" means with respect to any Collateral Asset denominated and payable in an Alternative Currency on any day, the lesser of (a) the applicable currency‑Dollar spot rate used by the Borrower (as determined by the Servicer) to acquire such currency on the date such Collateral Asset was acquired and (b) the applicable currency‑Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Rate Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

"Applicable Law" means, as to any Person, all Laws binding upon such Person or to which such a Person is subject.

"Applicable Percentage" means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by any Lender and to any Lender’s status as a Defaulting Lender at the time of such determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

"Applicable Rate" means a per annum rate equal to 1.40%.

"Approved Dealer" means each of the following entities or their Affiliates (or any successor thereto): Bank of America, Barclays, BNP Paribas, BTIG, Citibank, Citizens Financial Group, Inc., Deutsche Bank, Goldman Sachs, HSBC, Jefferies & Co., JP Morgan, Lloyds, Macquarie Group, Morgan Stanley, Nomura, Royal Bank of Canada, Société Générale, The Bank of Montreal, The Royal Bank of Scotland, Santander, Scotia Capital, Stifel, The Toronto-Dominion Bank, Truist, UBS AG, Wells Fargo or any other independent, internationally recognized third-party dealer agreed to in writing by the Administrative Agent.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Approved Lender" means a Person that owns and invests on a discretionary basis $25,000,000 or more in securities other than securities of an issuer that controls, is controlled by, or is under common control with, such Person; provided that, in determining whether a Person is an Approved Lender, there shall be deducted from the amount of such Person’s securities the amount of any outstanding indebtedness incurred to acquire the securities owned by such Person.

"Arranger" means Bank of America, an affiliate of BofA Securities, Inc., in its capacity as sole lead arranger and sole book manager.

"Asset Amount (CAD)" means, without conversion to Dollars, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in CAD (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in CAD, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in CAD credited to the Principal Proceeds Account on such date.

"Asset Amount (EUR)" means, without conversion to Dollars, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in EUR (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in EUR, of (A) the Assigned Value of such Eligible Collateral Assets and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in EUR credited to the Principal Proceeds Account on such date.

"Asset Amount (GBP)" means, without conversion to Dollars, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in GBP (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in GBP, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in GBP credited to the Principal Proceeds Account on such date.

"Asset Amount (USD)" means, on any date of determination, (a)(x) so long as no Event of Default has occurred and is continuing, the Aggregate Principal Balance of all Collateral Assets denominated in USD (including any such Collateral Assets to be funded or acquired by the Borrower on such date of determination) and (y) if an Event of Default has occurred and is continuing, the sum of the products, for each Eligible Collateral Asset denominated in USD, of (A) the Assigned Value of such Eligible Collateral Asset and (B) the Advance Rate of such Eligible Collateral Asset plus (b) the amount of all cash and Cash Equivalents denominated in USD credited to the Principal Proceeds Account on such date.

"Assigned Value" means on any date of determination:

(a) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has not occurred, its Initial Value;

(b) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has occurred, the lesser of (A) its Initial Value and (B) its Current Market Value; and

(c) with respect to any Collateral Asset that is not an Eligible Collateral Asset, zero.

"Assigned Value Percentage" means, with respect to any Collateral Asset as of any date of determination, the amount (expressed as a percentage) equal to the Assigned Value of such Collateral Asset divided by the Principal Balance of such Collateral Asset on such date; provided that, solely for the purpose of this definition of "Assigned Value Percentage", the Principal Balance of any Collateral Asset that is a Revolving Loan or Delayed Drawdown Loan shall be deemed increased by the Unfunded Exposure Amount thereof and each reference to "Principal Balance" in any applicable component of the calculation of Assigned Value shall be construed similarly (and with "cash proceeds" in the definition of Current Market Price to be based on an assumed fully funded Principal Balance solely for the purpose of this definition of Assigned Value Percentage). For the avoidance of doubt, any deemed increase of the Principal Balance of any Collateral Asset that is a Revolving Loan or Delayed Drawdown Loan as specified in the proviso to the immediately preceding sentence shall only be for purposes of this definition of "Assigned Value Percentage" and shall not otherwise be construed to modify the definition or usage of the defined term Assigned Value, or any component of the calculation thereof, for any other purpose. For the purpose of calculating the Assigned Value Percentage, the Assigned Value Percentage on any day that is not a Business Day shall be deemed to be the Assigned Value Percentage on the immediately preceding Business Day.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

"Audited Financial Statements" means, for any fiscal year commencing with the fiscal year ending December 31, 2025, the audited consolidated balance sheet of the Borrower Parent for such fiscal year ended December 31, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower Parent, including the notes thereto.

"Automatic Increase Date" means the six-month anniversary of the Closing Date or such earlier date as agreed in the Lender’s sole discretion.

"Available Tenor" means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (a) if the then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark, as applicable, pursuant to this Agreement as of such date.

"Availability Period" means the period (i) beginning on the later of (A) the Closing Date and (B) the date on which all conditions precedent to the initial Borrowing have been satisfied or waived and (ii) ending on the earliest of (A) subject to clause (ii)(C) below, any date on which an Event of Default has occurred, (B) the date that is 30 days prior to the Maturity Date or (C) unless waived in writing by the Administrative Agent in its sole discretion, the occurrence of a Credit Trigger or Servicer or Services Provider Event.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Bank Loan" means any commercial loan. Except in the case of a Permitted Participation, a participation in any loan will not be a Bank Loan.

"Bank of America" means Bank of America, N.A. and its successors.

"Base Rate" means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) the Secured Overnight Financing Rate published on such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source) plus 1.00% and (d) 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate. For the avoidance of doubt, each Base Rate Loan shall be denominated in Dollars.

"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Benefit Plan Investor" means (a) any "employee benefit plan" (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any "plan" as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, or (c) any governmental or other plan or arrangement that is not subject to ERISA or to Section 4975 of the Code but is subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code or (d) any entity whose underlying assets include "plan assets" of the foregoing employee benefit plans or plans (within the meaning of the DOL Regulations or otherwise).

"BHC Act Affiliate" has the meaning specified in Section 10.23(b).

"Borrower" has the meaning specified in the Preamble.

"Borrower Certification" means with respect to any request for a Loan or any release of funds or substitution of assets with respect to the Collateral Account, a certification of the Borrower or the Servicer on its behalf (which, for the avoidance of doubt, shall be deemed to be made in the case of a substitution) stating that after giving effect to such Loan, release of funds or substitution: (A) (i) no Borrowing Base Deficiency will exist, and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination; and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase a Collateral Asset or to fund a commitment on a Revolving Loan or Delayed Drawdown Loan, no Borrowing Base Deficiency would exist after giving effect to such purchase or funding on a pro forma basis.

"Borrower Materials" has the meaning specified in Section 10.02(c).

"Borrower Parent" means Fortress Private Lending Fund, a Delaware statutory trust.

"Borrowing" means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

"Borrowing Base" means, on any date of determination:

(a) the aggregate of the amounts determined with respect to each Eligible Collateral Asset equal to (A) the Assigned Value of such Eligible Collateral Asset times (B) the Advance Rate applicable to such Eligible Collateral Asset;

plus

(b) the par value of all Cash and Cash Equivalents owned by Borrower as of such date and credited to the Collateral Account or the Unfunded Exposure Account (in each case, excluding Excluded Amounts);

minus

(c) (i) prior to the end of the Availability Period, the Aggregate Unfunded Equity Amount and (ii) after the end of the Availability Period, the Aggregate Unfunded Amount.

The Assigned Values, status of assets as Eligible Collateral Assets and applicable Advance Rates shall be determined by the Administrative Agent.

"Borrowing Base Deficiency" means any time that (i) the Total Outstandings at such time exceed an amount equal to the Borrowing Base, (ii) the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) at such time exceed the Aggregate Commitments or (iii) the Net Asset Value is less than the Minimum Required Equity Amount.

"Borrowing Base Deficiency Amount" means, with respect to any Borrowing Base Deficiency, the amount by which, as applicable, (i) the Total Outstandings exceed the Borrowing Base, (ii) the Total Outstandings exceed the Aggregate Commitments or (iii) the Minimum Required Equity Amount exceeds the Net Asset Value.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located (which is initially North Carolina) and:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in EUR, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in EUR to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in GBP, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than Euro or GBP, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than EUR in respect of an Alternative Currency Loan denominated in a currency other than EUR, or any other dealings in any currency other than EUR to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

"Canadian Benchmark" means, initially, Daily Simple CORRA; provided that if a replacement of the Canadian Benchmark has occurred pursuant to Section 3.03(c), then "Canadian Benchmark" means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to "Canadian Benchmark" shall include, as applicable, the published component used in the calculation thereof.

"Canadian Benchmark Replacement" means for any Available Tenor, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time; provided that, if the Canadian Benchmark Replacement would be less than 0%, the Canadian Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

"Canadian Benchmark Transition Event" means, with respect to any then-current Canadian Benchmark other than Daily Simple CORRA, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, any Governmental Authority with jurisdiction over such administrator for such Canadian Benchmark, or the Bank of Canada, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Canadian Benchmark or (b) all Available Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

"Canadian Dollar" and "CAD" mean lawful money of Canada.

"Canadian Prime Rate" means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the "prime rate" of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers, (b) the Daily Simple CORRA Rate plus the CORRA Adjustment plus ½ of 1% per annum and (c) 1.00%, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Such prime rate is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change.

"Canadian Prime Rate Loan" means a Loan that bears interest based on the Canadian Prime Rate. All Canadian Prime Rate Loans shall be denominated in CAD.

"Cash" means any funds denominated in an Eligible Currency as at the time shall be legal tender for payment of all public and private debts.

"Cash Equivalents" means any Eligible Currency-denominated investment that, at the time it is delivered to the Intermediary (directly or through an intermediary or bailee), is one or more of the following obligations or securities including investments for which the Collateral Administrator or the Intermediary, or an Affiliate of the Collateral Administrator or the Intermediary, provides services and receives compensation therefor:

(a) (x) direct obligations (1) of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by the United States and (y) obligations (1) of any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by such an agency or instrumentality, in each case if such agency or instrumentality has the Required Ratings, in all cases having a remaining maturity of not more than 183 days;

(b) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Collateral Administrator or the Intermediary) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Required Ratings;

(c) commercial paper or other short term obligations with the Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that this clause (c) will not include extendible commercial paper or asset backed commercial paper; and

(d) money market funds domiciled outside of the United States which funds have, at all times, credit ratings of "Aaa-mf" by Moody’s and "AAAm" or "AAAm G" by S&P, respectively;

provided that Cash and Cash Equivalents shall not include (i) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Servicer, (ii) any security whose rating assigned by S&P includes the subscript "f," "p," "q," "r," "t" or "sf" (iii) any security that is subject to an Offer, (iv) any other security that is an asset the payments on which are subject to withholding tax (other than withholding taxes imposed under FATCA) if owned by the Borrower unless the issuer or obligor or other Person (and guarantor, if any) is required to make "gross-up" payments that cover the full amount of any such withholding taxes or (v) any security secured by real property; provided, that notwithstanding the foregoing clauses (a) through (d), unless the Borrower has received the written advice of counsel of national reputation experienced in such matters to the contrary (together with a certificate of a Responsible Officer of the Borrower to the Administrative Agent that the advice specified in this definition has been received by the Borrower), Cash Equivalents may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of "covered fund" for purposes of the Volcker Rule.

"Cause" means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in the Borrower’s Organization Documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

"CCC Excess" means the excess, if any, by which the sum of the Assigned Values of all Special Situation Assets exceeds 7.5% of the Aggregate Assigned Value.

"Change in Servicer or Services Provider" means: (i) the Servicer or any Affiliate of the Servicer or the Services Provider ceases to be responsible for the day-to-day servicing of the Collateral, including, without limitation, ceasing to be substantially involved in directing the administration and collection of the Collateral; (ii) the Services Provider or an Affiliate of the Services Provider ceases to be the services provider or investment adviser for the Borrower Parent; (iii) the Servicer ceases to be an affiliate of the Borrower Parent or the Services Provider ceases to be an affiliate of FIG LLC, including without limitation by merger or consolidation or sale or transfer of all or substantially all of its business to any individual or entity; or (iii) the Servicer or the Services Provider becomes bankrupt or insolvent; a bankruptcy, reorganization, insolvency or similar proceeding involving the Servicer or the Services Provider or its property is commenced or preliminary steps are taken towards such end; or the Servicer or the Services Provider admits its inability to pay its debts as they become due.

"Change of Control" means the occurrence of any of the following: (a) the Borrower Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, (b) any change of Control of any of (i) the Borrower Parent or (ii) the Servicer or the Services Provider or (c) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower or the Borrower Parent.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted, issued or implemented.

"Closing Date" means September 29, 2025.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Collateral" has the meaning specified in the Security Agreement.

"Collateral Account" has the meaning specified in the Collateral Administration Agreement.

"Collateral Administration Agreement" means the Collateral Administration Agreement between the Administrative Agent, the Borrower, the Collateral Administrator and the Intermediary, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

"Collateral Administrator" means U.S. Bank Trust Company, National Association and any successor thereto as collateral administrator under the Collateral Administration Agreement.

"Collateral Asset" means (i) any asset owned by Borrower that is or was at the time that the Borrower committed to acquire such asset, a First Lien Bank Loan or a Second Lien Bank Loan, whether or not given credit in the Borrowing Base or having a positive Advance Rate, and (ii) all Cash and Cash Equivalents owned by Borrower.

"Collateral Asset Trigger Event" means, with respect to any Collateral Asset as determined by the Administrative Agent, (i) a breach of any financial covenant; (ii) unless waived in writing by the Administrative Agent, a breach of any annual or quarterly financial reporting requirement (as applicable pursuant to the related Underlying Instruments); provided that, any breach of a monthly reporting requirement under the related Underlying Instruments, which breach remains uncured for the duration of any financial quarter shall constitute a "Collateral Asset Trigger Event" pursuant to this clause (ii); or (iii) unless waived in writing by the Administrative Agent, a Material Modification.

"Commitment" means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed (a) the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased by an Accordion Increase pursuant to Section 2.02(e) or on the Automatic Increase Date or otherwise adjusted from time to time in accordance with this Agreement and (b) after the end of the Availability Period, such Outstanding Amount of the Loans made by such Lender.

"Commitment Fee" has the meaning specified in Section 2.07(a).

"Commitment Fee Rate" means (a) with respect to the First Unused Amount, 1.50% and (b) with respect to the Second Unused Amount, 0.50%, in each case subject to adjustment as provided in Section 2.12(a)(iii).

"Communication" means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

"Compliance Certificate" means, (a) with respect to the Borrower, a certificate substantially in the form of Exhibit D-1; and (b) with respect to the Borrower Parent, a certificate substantially in the form of Exhibit D-2.

"Conforming Changes" means, with respect to the use, administration of or any conventions associated with SOFR, SONIA, CORRA, EURIBOR or any proposed Successor Rate for an Eligible Currency, any conforming changes to the definitions of "Base Rate", "SOFR", "Daily SOFR", "SONIA", "Daily Simple CORRA", "EURIBOR", "Interest Period", "Canadian Prime Rate", timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of "Business Day" and "U.S. Government Securities Business Day", timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods and the day basis for calculating interest for an Alternative Currency listed on Schedule 2.08) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Eligible Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Eligible Currency exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Controlled Account" means each account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent.

"CORRA" means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator satisfactory to the Administrative Agent).

"CORRA Adjustment" means 0.29547% (29.547 basis points).

"Covered Party" has the meaning specified in Section 10.23(a).

"Credit Trigger" means any of the following: (i) a Regulatory Event with respect to the Borrower Parent, the Servicer or any officer of any of the foregoing that is primarily responsible for the management of the Collateral (but only if such officer continues to have responsibility for the management of the Collateral for a period of five (5) Business Days after such Regulatory Event), (ii) a Change in Servicer or Services Provider or (iii) any Change of Control shall occur.

"Cure Plan" has the meaning specified in Section 2.03(b)(i).

"Currency Asset Amount" means (a) with respect to Loans denominated in CAD, the Asset Amount (CAD), (b) with respect to Loans denominated in USD, the Asset Amount (USD), (c) with respect to Loans denominated in GBP, the Asset Amount (GBP), and (d) with respect to Loans denominated in EUR, the Asset Amount (EUR).

"Currency Asset Amount Shortfall" means with respect to any Currency Asset Amount, any time the amount by which the Outstanding Amount of Loans denominated in the applicable Eligible Currency (including any such Loans to be made on such date of determination) on any date of determination exceeds such Currency Asset Amount on such day.

"Current Market Price" means, with respect to any Collateral Asset on any date of determination, the Administrative Agent’s determination of the cash proceeds that would be received from the sale on such date of determination of such Collateral Asset, to be based on data from the Pricing Source; provided that if Borrower disputes the Administrative Agent’s determination of the Current Market Price on any date, Borrower shall have the right to submit a bona fide firm bid with respect to the relevant Collateral Asset, with a size equal to or greater than the total notional amount of the relevant Collateral Asset held in the Collateral Account on such day, such bid to be provided by an Approved Dealer or other financial institution reasonably acceptable to the Administrative Agent, and provided by Borrower to the Administrative Agent no later than 4:00 p.m. (New York time) on the following Business Day and actionable until 5:00 p.m. (New York time) on such day; provided further that to the extent a Collateral Asset Trigger Event has been cured or is no longer continuing, with respect to any Eligible Collateral Asset subject to clause (b) of the definition of "Assigned Value", the Borrower shall have the right to request a new determination of the Current Market Price of such Eligible Collateral Asset from the Administrative Agent and the Administrative Agent may elect to provide such new determination in its sole but reasonable discretion following the receipt of updated financial statements or other financial information (including, without limitation, changes in pricing from one or more Pricing Sources) evidencing improved credit quality of the related Obligor. If such firm bid is provided by Borrower it shall be applied as the Current Market Price until the next Business Day, otherwise the Administrative Agent’s original determination will be used for that day.

The Current Market Price will be expressed as a percentage of its Principal Balance, will be adjusted for or will exclude adjustment for accrued interest in accordance with market convention for the relevant asset.

"Current Market Value" means with respect to any Collateral Asset on any date of determination, the Current Market Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date determined by the Administrative Agent.

"Cut‑Off Date" means, with respect to each Collateral Asset, the Closing Date (with respect to any Collateral Asset included in the Collateral on such date) or, if later, the date on which such Collateral Asset is acquired by the Borrower.

"Daily Simple CORRA" means the rate per annum equal to CORRA determined for any day pursuant to the definition thereof. Any change in Daily Simple CORRA shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be determined to be zero for purposes of this Agreement.

"Daily Simple CORRA Rate" has the meaning specified in the definition of "Alternative Currency Daily Rate".

"Daily SOFR" means the rate per annum equal to SOFR determined for each day during an Interest Period pursuant to the definition thereof. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors,

moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means, with respect to any Loan, 2.00% plus the applicable Interest Rate.

"Default Right" has the meaning specified in Section 10.23(b).

"Defaulted Obligation" means any Collateral Asset owned by the Borrower, as of any date of determination:

(a) as to which there has occurred and is continuing a default with respect to the payment of interest or principal, which default has not been cured for three (3) Business Days after the applicable due date under the related Underlying Instrument (without giving effect to any grace and/or cure periods thereunder, including in respect of the acceleration of the debt under the related Underlying Instrument);

(b) as to which an Insolvency Event has occurred with respect to the obligor thereof, excluding DIP Loans, or as to which there has been proposed or effected any distressed exchange, distressed debt restructuring or other restructuring in an insolvency proceeding where the obligor with respect to such Collateral Asset has offered the debt holders a new security or package of securities;

(c) that has (x) a rating by S&P of "CC" or below or "SD" or (y) a Moody’s probability of default rating (as published by Moody’s) of "D" or "LD" (in each case excluding DIP Loans) or, in each case, had such ratings before they were withdrawn by S&P or Moody’s, as applicable;

(d) that is pari passu with or subordinated to other indebtedness for borrowed money owing by the obligor thereof, to the extent that (x) a payment default of the type described in clause (a) has occurred with respect to such other indebtedness or (y) such other indebtedness has any rating described in clause (c) or had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination (in each case excluding DIP Loans);

(e) such Collateral Asset is a Participation Interest (x) with respect to which the Selling Institution has defaulted in any respect in the performance of any of its payment obligations under the Sale Agreement after the passage of five Business Days measured from the date of such default or (y) in a Collateral Asset that would, if such Collateral Asset were included herein, constitute a "Defaulted Obligation";

(f) without limitation to any other clause of this definition of "Defaulted Obligation", with respect to which the Borrower or the Servicer has received written notice or has actual knowledge that a default has occurred under any Underlying Instrument and the holders of such Collateral Asset have elected to accelerate the repayment of such Collateral Asset; or

(g) the Borrower or the Servicer otherwise reasonably determines that such Collateral Asset should be deemed a Defaulted Obligation hereunder (as certified by the Servicer to the Administrative Agent) due to a significant deterioration in the credit quality of the related obligor and the likelihood of a payment default on the next scheduled payment date with respect to such Collateral Asset.

The Borrower (or the Servicer on behalf of the Borrower) shall give the Collateral Administrator and the Intermediary prompt written notice should it become aware that any Collateral Asset has become a Defaulted Obligation. Other than with respect to clause (a) above, until so notified, neither the Collateral Administrator nor the Intermediary shall be deemed to have notice or knowledge to the contrary.

"Defaulting Lender" means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent (in consultation with the Borrower) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

"Deferrable Collateral Asset" means a Collateral Asset that by its terms permits the deferral or capitalization of payment of accrued and unpaid interest.

"Delayed Drawdown Loan" means a Collateral Asset that (a) permits the related obligor to request one or more future advances thereunder, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder.

"Designated Jurisdiction" means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanctions.

"DIP Loan" means any Collateral Asset (i) with respect to which the related obligor is a debtor‑in‑possession as defined under the Bankruptcy Code of the United States, (ii) which has the priority allowed pursuant to Section 364 of the Bankruptcy Code of the United States and (iii) the terms of which have been approved by a court of competent jurisdiction (the enforceability of which is not subject to any pending contested matter or proceeding).

"Discretionary Sale" has the meaning specified in Section 2.13.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Disqualified Foreign Loan" means any Foreign Loan with respect to which, as of any date of determination, the Borrower has not delivered to each of the Administrative Agent and the relevant obligor or administrative agent a Foreign Obligor Notice within 10 Business Days after the Administrative Agent notifies the Borrower in writing that, in its reasonable discretion, the benefit to the Lenders outweighs the burden to the Borrower of the delivery of the Foreign Obligor Notice to the relevant obligor or administrative agent.

"Disqualified Lender" has the meaning specified in Section 10.06(b)(v).

"Disqualified Participation" means any Bank Loan that is a Permitted Participation that has not been elevated to assignment within 90 days (or such longer time period as agreed by the Administrative Agent in its sole discretion) after the date of acquisition of such Permitted Participation by the Borrower under the Sale Agreement.

"Distressed Exchange Offer" means an offer by the issuer of a Collateral Asset to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one of more of its outstanding debt obligations for Cash, or any combination thereof; provided that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered a Distressed Exchange Offer.

"Dividing Person" has the meaning assigned to it in the definition of "Division".

"Division" means the division of the assets, liabilities and/or obligations of a Person (the "Dividing Person") among two or more Persons (whether pursuant to a "plan of division" or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

"Division Successor" means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

"DOL Regulations" means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA, and at 29 C.F.R. § 2550.401c-1.

"Dollar" and "$" mean lawful money of the United States.

"Dollar Equivalent" means, (a) for any amount denominated in Dollars, such amount and (b) for any amount denominated in any other currency, (i) with respect to any amount relating to a Loan, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the current spot rate determined by the Administrative Agent in a commercially reasonable manner and (ii) with respect to any amount relating to any Collateral Asset, the equivalent amount thereof in Dollars determined by the Servicer using the Applicable Exchange Rate.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Electronic Copy" has the meaning specified in Section 10.17.

"Electronic Record" and "Electronic Signature" shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

"Eligibility Criteria" has the meaning specified in Annex B.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that, unless an Event of Default shall have occurred and be continuing, a Transferor Competitor shall not constitute an Eligible Assignee.

"Eligible Collateral Asset" means any Collateral Asset (other than Cash and Cash Equivalents) that satisfies the Eligibility Criteria set forth in Annex B.

"Eligible Currency" means USD, EUR, GBP and CAD.

"Eligible Deferrable Collateral Asset" means any Collateral Asset with respect to which under the related Underlying Instruments a portion of the interest due thereon is required to be paid in Cash on each payment date therefor (and such payment of interest thereon in Cash no less frequently than semi-annually) and is not permitted to be deferred or capitalized (which portion shall at least be equal to (i) in the case of a floating rate Collateral Asset, (A) the applicable index rate with respect to which interest on such Collateral Asset is calculated plus (B) 2.00% per annum or (ii) in the case of a fixed rate Collateral Asset, the forward swap rate for a designated maturity equal to the scheduled maturity of such Collateral Asset).

"Eligible Jurisdiction" means the United States, Canada, Austria, the Bahamas, Belgium, Bermuda, the British Virgin Islands, the Cayman Islands, the Channel Islands, Denmark, Finland, France, Germany, Jersey, Luxembourg, the Netherlands, Norway, Singapore, Sweden, Switzerland, the United Kingdom, the U.S. Virgin Islands, Australia and New Zealand.

"Equity Interests" means, with respect to any Person, all of the shares or the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of, other equity securities or equity instruments of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.

"ERISA Affiliate" means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s "controlled group" or is under "common control" with the Borrower, within the meaning of Section 414 of the Code.

"ERISA Event" means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the thirty (30)-day notice requirement with respect thereto has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such a Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in "at-risk" status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, "insolvent" (within the meaning of Section 4245 of ERISA), in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA); (k) the failure of the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; (l) the Borrower or any ERISA Affiliate incurs any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); or (m) the Borrower or any ERISA Affiliate commits any act (or omission) which could give rise to the imposition of fines, penalties, taxes, or related charges under ERISA or the Code.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Euro," "EUR" and "€" mean the lawful money of the Member States of the European Union that have adopted and retain the single currency in accordance with the treaty establishing the European Community, as amended from time to time; provided that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the "Exiting State(s)"), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

"Event of Default" has the meaning specified in Section 8.01.

"Excluded Amounts" means (i) with respect to any Collateral Asset, any interest or fees (including origination, agency, structuring, management or other upfront fees) that are for the account of the applicable Person from whom the Borrower purchased such Collateral Asset and (ii) any amount deposited into the Collateral Account or the Unfunded Exposure Account in error (including any amounts relating to any portion of an asset sold by the Borrower and occurring after the date of such sale).

"Excluded Taxes" means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

"Facility" has the meaning specified in the recitals hereto.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing (including any legislation, regulations, rules, promulgations, guidance notes, official agreements or practices adopted pursuant to such intergovernmental agreements).

"Federal Funds Rate" means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Fee Letter" means any fee letter agreement between the Borrower and the Lender.

"First Lien Bank Loan" means a Bank Loan that (a) is not (and by its terms is not permitted to become) subordinate in right of payment or has a junior lien priority to any other debt for borrowed money incurred by the obligor of such Bank Loan (other than pursuant to a Permitted Working Capital Lien), (b) is secured by a valid first priority perfected security interest or lien on specified collateral securing the obligor’s obligations under such Bank Loan (such collateral, together with any other pledged assets, having a value (as reasonably determined by the Servicer as of the related Cut‑Off Date) equal to or greater than the principal balance of the Bank Loan and other pari passu debt) securing the obligor’s obligations under the Bank Loan subject to (i) Liens permitted under the applicable Underlying Instrument that are reasonable and customary for similar loans, (ii) Liens accorded priority by law in favor of the United States or any state or agency and (iii) Liens against the accounts, documents, instruments, inventory, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (such first priority liens on such assets a "Permitted Working Capital Lien", any such First Lien Bank Loan subject to a Permitted Working Capital Lien, a "First Lien Subordinated Bank Loan"); provided that with respect to any First Lien Subordinated Bank Loan, (i) it shall have an S&P Rating or Moody's Rating and (ii) (A) if it has an S&P Rating, such rating is at least "B-" and (B) if it has a Moody's Rating, such rating is at least "B3" and (c) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (c) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties).

"First Lien Last-Out Bank Loan" means a Bank Loan that would otherwise be a First Lien Bank Loan except that at any time prior to and/or after an event of default under the related Underlying Instruments of the related obligor of such Bank Loan, any portion of such Bank Loan will be repaid after one or more loans (or class of loans) issued by the same obligor (other than a Permitted Working Capital Lien) have been paid in full in accordance with a specific waterfall of payments or other priority of payments.

"First Lien Subordinated Bank Loan" has the meaning in the definition of "First Lien Bank Loan".

"First Unused Amount" means, as of any date of determination, the greater of (a) zero and (b) an amount equal to (i) (x) the Minimum Utilization Percentage times (y) the Aggregate Commitments, minus (ii) Total Outstandings.

"Foreign Lender" means, a Recipient that is not a U.S. Person.

"Foreign Loan" means any Collateral Asset with respect to which (i) the law governing such Collateral Asset or document or instrument under which such Collateral Asset arises or is issued is not the law of a U.S. state or (ii) the jurisdiction of organization of the obligor or issuer with respect to such Collateral Asset is not a U.S. state.

"Foreign Obligor Notice" means a notice substantially in the form of Exhibit G hereto.

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

"GBP" means lawful money of the United Kingdom.

"GICS Industry Classification" means any of the industry categories set forth below, as such industry categories may be updated at the option of the Servicer (with the consent of the Administrative Agent) if such categories include any modifications that may be made thereto or additional categories that may be subsequently established by reference to the GICS Industry Classification Standard codes:

1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
3210000	Air Freight & Logistics
3220000	Airlines
3230000	Marine
3240000	Road & Rail
3250000	Transportation Infrastructure
4011000	Auto Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
4310000	Media
43100001	Entertainment
43100002	Interactive Media & Services
4410000	Distributors

4420000	Internet & Direct Marketing
4430000	Multiline Retail
4440000	Specialty Retail
5020000	Food & Staples Retailing
5110000	Beverages
5120000	Food Products
5130000	Tobacco
5210000	Household Products
5220000	Personal Products
6020000	Healthcare Equipment & Supplies
6030000	Healthcare Providers & Services
6110000	Biotechnology
6120000	Pharmaceuticals
7011000	Banks
7020000	Thrifts & Mortgage Finance
7110000	Diversified Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7310000	Real Estate Management & Development
7311000	Equity Real Estate Investment Trusts (REITs)
8020000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551701	Diversified Consumer Services
9551702	Independent Power and Renewable Electricity Producers
9551727	Life Sciences Tools & Services
9551729	Healthcare Technology
9612010	Professional Services

"Governmental Authority" means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" means, as to any Person, without duplication of amounts, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

"ICR Determination Date" means the fifth (5th) Business Day prior to the end of each ICR Determination Period.

"ICR Determination Period" means in relation to any ICR Determination Date the fixed quarterly periods ending on March 31st, June 30th, September 30th and December 31st of each year, with the first ICR Determination Period commencing on January 1, 2026.

"IFRS" means international financial reporting standards applicable to private enterprises in the applicable jurisdiction, which are applicable to the circumstances as of any day.

"Increased Costs" means, collectively, any increased cost, loss or liability owing to any Affected Person under Article III of this Agreement.

"Incremental Commitment" has the meaning specified in Section 2.04(b)(i).

"Incremental Commitment Effective Date" has the meaning specified in Section 2.04(b)(ii).

"Incremental Lender" has the meaning specified in Section 2.04(b)(i).

"Indebtedness" means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with the Applicable Accounting Standard:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) any Swap Contract under which the Swap Termination Value thereof with respect to Borrower could be less than zero as of any date during the term of such Swap Contract, regardless of the actual Swap Termination Value as of any date; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

"Indemnified Amounts" has the meaning specified in Section 10.04(b).

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitee" has the meaning specified in Section 10.04(b).

"Independent Director" means an individual (i) who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and (ii) who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Lord Securities Corporation, MaplesFS Limited or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower (except to the extent that it would constitute an Affiliate by virtue of employing Independent Directors of the Borrower or an Affiliate of the Borrower or the Borrower Parent) and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of the Borrower, or any of its respective equityholders or Affiliates (other than as an Independent Director of the Borrower or an Affiliate of the Borrower or the Borrower Parent that is not in the direct chain of ownership of the Borrower and the Borrower Parent that is required by a creditor to be a single purpose bankruptcy remote entity; provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business or as an Independent Director of the Borrower or an Affiliate of the Borrower or the Borrower Parent);

(b) a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Borrower Parent, or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to the Borrower, the Borrower Parent or any of their respective Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

"Information" has the meaning specified in Section 10.07.

"Initial Collateral Assets" means (i) the Eligible Collateral Assets listed on Schedule 7.06 as of the Closing Date and (ii) the Eligible Collateral Assets listed on an updated Schedule 7.06, as updated by the Borrower with the consent of the Administrative Agent on any one date no later than one month following the Closing Date in connection with the initial transfer of the Collateral Assets to the Borrower.

"Initial Participations" means a Permitted Participation that is an Initial Collateral Asset.

"Initial Purchase Price" means, with respect to a Collateral Asset:

(a) if newly-originated at the time of purchase by the Borrower, an amount equal to (i) (x) the Principal Balance of the Collateral Asset minus (y) any upfront fees or discounts received or receivable by the Borrower as part of such purchase divided by (ii) such Principal Balance, in each case as at the time of such acquisition; or

(b) in the case of a Collateral Asset acquired in the secondary market, the purchase price expressed as a percentage of the Principal Balance of the Collateral Asset at the time of such acquisition;

provided that, with respect to each of clauses (a) and (b), any Collateral Asset acquired by the Borrower with a purchase price equal to or greater than 99.0% shall be deemed to have a purchase price equal to 100.0%; in each case, expressed as a percentage and no greater than 100.0%.

"Initial Value" means with respect to any Collateral Asset at the time of purchase by the Borrower, the Initial Purchase Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date.

"Insolvency Event" means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, winding-up, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, provisional liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs or the presentation of a petition for such Person’s winding up, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing, (c) the passing of a resolution for such Person to be wound up on a voluntary basis or (d) any analogous procedure or step is taken in any jurisdiction to which such Person is subject.

"Interest" means with respect to any Interest Period, the sum for each day in such Interest Period and the Loans in each Eligible Currency determined in accordance with the following formula:

IR x L
D

where: IR = the applicable Interest Rate applicable on such day (which, after the occurrence and during the continuation of Event of Default shall be the Default Rate);

L = the outstanding amount of Loans in such Eligible Currency on such day; and

D = the number of days specified in Section 2.08 for the applicable Type of Loan in the applicable Eligible Currency;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of any Debtor Relief Law.

"Interest Coverage Ratio" means the ratio of (a) all Interest Proceeds received by the Borrower with respect to Collateral Assets and with respect to any interest earned with respect to amounts in the Controlled Accounts during an ICR Determination Period divided by (b) the sum of all interest paid on the Loans during the ICR Determination Period (excluding such interest already included in a prior ICR Determination Date as interest accrued), all interest accrued and unpaid on Loans prior to the end of the ICR Determination Period and all Commitment Fees and other fees under Section 2.07 or otherwise that have accrued during such ICR Determination Period. If the Interest Coverage Ratio is determined for any purpose under this Agreement on a prospective rather than retrospective basis, clause (a) shall additionally include Interest Proceeds reasonably expected to be received during the relevant prospective ICR Determination Period.

"Interest Coverage Ratio Breach" means, as of any ICR Determination Date, a failure of the Interest Coverage Ratio to be equal to or greater than 150%.

"Interest Payment Date" means, as to any Loan (including any Base Rate Loan), the fifteenth (15th) day of each calendar month, commencing in December 2025, and the Maturity Date, or if such day is not a Business Day, the next succeeding Business Day.

"Interest Period" means the period from and including the Closing Date to but excluding the first Interest Payment Date, and each succeeding period from and including each Interest Payment Date to but excluding the following Interest Payment Date until the principal of the Loans are paid; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and

(ii) no Interest Period shall extend beyond the Maturity Date.

"Interest Proceeds" means amounts received by the Borrower with respect to the Collateral Assets representing:

(i) all cash payments of interest in respect of all Collateral Assets (including proceeds of a sale which constitutes accrued or unpaid interest and any amounts received by the Borrower by way of gross-up in respect of such interest), but excluding any deferred and capitalized interest (in the case of deferred interest only until it is received);

(ii) amendment and waiver fees, delayed compensation, late payment fees, anniversary fees, other up-front fees, unused line fees, termination fees, make-whole fees, prepayment fees, commitment fees or other amounts (excluding principal) and all other fees and commissions received in connection with any Collateral Asset; and

(iii) any other amounts of an income nature.

"Interest Proceeds Account" shall have the meaning specified in the Collateral Administration Agreement.

"Interest Proceeds Test" means a test satisfied if (a) the sum of (i) the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under "Selection of Non-Qualifying Assets" in Annex B); and (ii) the aggregate for all Collateral Assets included in the Borrowing Base that are either Delayed Drawdown Loans or Revolving Loans of an amount equal to the difference (which may be a negative amount) of (x) the product of the Unfunded Exposure Amount and the Current Market Price for each such Collateral Asset (expressed for this purpose as a percentage of its par amount) minus (y) the Unfunded Exposure Amount with respect to each such Delayed Drawdown Loan or Revolving Loan, exceeds (b) the product of (i) the principal amount of all outstanding Loans minus all Cash and Cash Equivalents credited to the Collateral Account (after giving effect to the contemplated distribution on a pro forma basis); and (ii) 115.0%.

"Interest Rate" means (a) with respect to any SOFR Loan, a rate per annum equal to Daily SOFR plus the Applicable Rate, (b) with respect to any Alternative Currency Daily Rate Loan, a rate per annum equal to the applicable Alternative Currency Daily Rate plus the Applicable Rate, (c) with respect to any Alternative Currency Loan, a rate per annum equal to the applicable

Alternative Currency Term Rate plus the Applicable Rate, (d) with respect to any Base Rate Loan, a rate per annum equal to the Base Rate plus the Applicable Rate and (e) with respect to any Canadian Prime Rate Loan, a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

"Intermediary" means U.S. Bank National Association and any successor thereto as securities intermediary under the Collateral Administration Agreement.

"Investment Company Act" means the Investment Company Act of 1940, as amended.

"IRS" means the United States Internal Revenue Service.

"Judgment Currency" has the meaning specified in Section 10.22.

"Joinder Agreement" means a joinder agreement in substantially the form of Exhibit C-3 (or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent) entered into by any Person (including any Lender) pursuant to which such Person shall provide an Incremental Commitment hereunder and (if such Person is not then a Lender) shall become a Lender party hereto.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.

"Lenders" has the meaning specified in the Preamble.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Leverage Step Up Period" means a period that:

(a) begins on and includes a Business Day on which the following conditions are satisfied: (i) the Servicer has notified the Administrative Agent in writing of a Required Principal Payment Date, (ii) the Servicer has provided evidence and certified to the Administrative Agent that a closing of a Permitted CLO will occur on the Required Principal Payment Date and that the proceeds from the related Permitted CLO Securities will be sufficient to pay the Required Payment Amount on such date and (iii) the Administrative Agent has confirmed in writing to the Servicer that the evidence and certification in the foregoing clause (ii) is satisfactory and agrees to the date that shall be the beginning of the Leverage Step Up Period; and

(b) ends on but excludes the Business Day that is the earlier of (i) the related Permitted CLO Closing Date and (ii) the date that is six weeks after the beginning of the Leverage Step Up Period.

"Lien" means any assignment by way of security, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" has the meaning specified in Section 2.01.

"Loan Documents" means this Agreement, the Security Agreement, the Collateral Administration Agreement, each Assignment and Assumption, the Sale Agreement, the Services Agreement, each Note and the Fee Letter (if any).

"Loan Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

"Make-Whole Fee" has the meaning specified in Section 2.07(b).

"Make-Whole Percentage" has the meaning set forth in the Fee Letter.

"Markit" means Markit Group, Ltd. and any successor thereto.

"Material Adverse Effect" means, with respect to the Borrower, the Servicer or the Borrower Parent, as applicable, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on (a) the financial condition or operations of such Person; (b) the legality, validity or enforceability of any of the Loan Documents; (c) the right or ability of such Person to perform any of its obligations under any of the Loan Documents; or (d) the rights or remedies of the Lender under any of the Loan Documents or of the Borrower under the Collateral Assets.

"Material Modification" means any amendment or waiver of, or modification or supplement to, any Underlying Instrument governing a Collateral Asset executed or effected on or after the Cut-Off Date which:

(a) reduces or forgives any or all of the principal amount due under such Collateral Asset;

(b) (i) waives one or more interest payments or any portion thereof, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Asset (other than, in the case of an Eligible Deferrable Collateral Asset, any deferral or capitalization already allowed by the terms of the Underlying Instrument of such Collateral Asset) or (iii) reduces the spread or coupon payable on such Collateral Asset;

(c) contractually or structurally subordinates such Collateral Asset by operation of (i) any priority of payment provisions, (ii) any turnover provisions, (iii) the transfer of assets in order to limit recourse to the related obligor (other than where such transfer is not intended to avoid or limit recourse but is a bona fide disposition transaction which results in the repayment of Indebtedness from any net proceeds) or (iv) the granting of Liens (other than Permitted Liens) on any of the related collateral securing such Collateral Asset;

(d) either (i) extends the maturity date of such Collateral Asset past the maturity date as of the Cut-Off Date or (ii) extends the amortization schedule with respect thereto; provided that a Material Modification shall not be deemed to have occurred pursuant to this clause (d) if the maturity of such Collateral Asset is extended by a period of less than or equal to six (6) months and the Servicer certifies that the creditworthiness of the obligor with respect to such Collateral Asset has not worsened;

(e) substitutes, alters or releases a material portion of the assets securing the Collateral Asset; or

(f) amends, waives or otherwise modifies any financial maintenance covenant required by the Underlying Instruments of the Collateral Asset (including without limitation any covenant (including relevant definitions) with respect to the Collateral Asset interest coverage ratio, Collateral Asset net senior leverage ratio or Collateral Asset total net leverage ratio), and such amendment, waiver or modification materially and adversely affects the value of such Collateral Asset, unless waived or consented to by the Administrative Agent.

"Maturity Date" means the third anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next following Business Day.

"Maximum Rate" has the meaning specified in Section 10.09.

"Minimum Required Equity Amount" means, as of any date of determination, the Dollar Equivalent of the amount equal to the sum of the Assigned Values of all Eligible Collateral Assets attributable to the four obligors whose Collateral Assets have the highest Assigned Values.

"Minimum Utilization Percentage" means (i) prior to the one-month anniversary of the Closing Date, 0%, (ii) on and after the one-month anniversary of the Closing Date but prior to the four-month anniversary of the Closing Date, 25%, (iii) on and after the four-month anniversary of the Closing Date but prior to the six-month anniversary of the Closing Date, 40% and (iv) on and after the six-month anniversary of the Closing Date, 70%; provided that notwithstanding the foregoing, (x) on and after the Automatic Increase Date but prior to the three-month anniversary of the Automatic Increase Date, 50% and (y) on and after the three-month anniversary of the Automatic Increase Date, 70%.

"Moody’s" means Moody’s Investors Service, Inc. and any successor thereto.

"Moody’s Rating" means, respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised, such rating;

(b) if the preceding clause does not apply and the obligor of such Collateral Asset has a monitored corporate family rating by Moody’s, such corporate family rating; and

if none of the preceding clauses apply, such Collateral Asset will have no Moody’s Rating.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or could have any obligation or liability, contingent or otherwise.

"Net Asset Value" means an amount equal to the excess of (i) (A) the aggregate of the Assigned Values of the Collateral Assets other than Cash and Cash Equivalents plus (B) the par value of all Cash and Cash Equivalents owned by the Borrower and credited to the Collateral Account or the Unfunded Exposure Account (in each case, other than Excluded Amounts) over (ii) the sum of the Total Outstandings, the Aggregate Unfunded Equity Amount and other liabilities of the Borrower.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

"Non-Qualifying Assets" has the meaning specified in Annex B.

"Note" means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

"Notice of Loan Prepayment" means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including Interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include (a) the obligation to pay principal, Interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Offer" means, with respect to any security or debt obligation, any offer by the issuer of such security or borrower with respect to such debt obligation or by any other Person made to all of the holders of such security or debt obligation to purchase or otherwise acquire such security or debt obligation (other than pursuant to any redemption in accordance with the terms of the Underlying Instruments in respect of such security or debt obligation or for the purpose of registering the security or debt obligation) or to exchange such security or debt obligation for any other security, debt obligation, Cash or other property.

"Organization Documents" means, (a) with respect to any company, exempted company or corporation, the charter or certificate or articles of incorporation, certificate of incorporation on change of name (if any), the bylaws and/or memorandum and articles of association (as applicable) (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation, registration or organization and, if applicable, any certificate or articles of formation, registration or organization of such entity (including, in the case of the Borrower, its limited liability company agreement).

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

"Outstanding Amount" means, with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

"Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Eligible Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

"Participant" has the meaning specified in Section 10.06(d).

"Participant Register" has the meaning specified in Section 10.06(d).

"Participation Interest" means a participation interest in a loan that would, at the time of acquisition or the Borrower's commitment to acquire the same, satisfy each of the following criteria: (i) the seller of the participation is the lender on the subject loan, (ii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iii) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (iv) the entire purchase price for such participation is paid in full at the time of its acquisition, and (v) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

"PATRIOT Act" shall have the meaning specified in Section 10.18.

"Payment in Full" means, with respect to the Obligations, termination of all Commitments hereunder and payment in full of all of the Obligations, other than any contingent reimbursement and indemnification obligations which are unknown, unmatured and for which no claim has been made.

"PBGC" means the Pension Benefit Guaranty Corporation and its successors and assigns.

"Permitted CLO" means a collateralized loan obligation transaction for which FPLF Management LLC or a Subsidiary or Affiliate acts as collateral manager and that is secured principally by a portfolio of collateral that includes some or all of the Collateral Assets.

"Permitted CLO Closing Date" means the date on which any Permitted CLO closes.

"Permitted CLO Issuer" means the special purpose issuer under a Permitted CLO.

"Permitted CLO Securities" means the notes or similar securities issued (or co-issued) by a Permitted CLO Issuer under a Permitted CLO.

"Permitted CLO Transfer" means a transaction pursuant to which the Borrower, or a special purpose company that is a subsidiary of the Borrower, transfers Collateral Assets to, or is merged into, a Permitted CLO Issuer and the agreements providing for such transfer or merger executed by the Permitted CLO Issuer and the Borrower (or such special purpose company) provides that the Permitted CLO Issuer will apply proceeds from the issuance of Permitted CLO Securities to repay all or a portion of the Obligations.

"Permitted CLO Transferred Assets" has the meaning specified in Section 2.14(a).

"Permitted Liens" means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with the Applicable Accounting Standard have been provided on the books of such Person, (b) Liens imposed by Laws, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens in favor of the Administrative Agent or any Lender granted pursuant to or by any Loan Document, (d) a Permitted Collateral Administrator Lien (as defined in the Collateral Administration Agreement), (e) with respect to agented Collateral Assets, Liens in favor of the lead agent, the collateral agent or the paying agent for the benefit of all holders of indebtedness of such obligor under the related Collateral Asset and (f) Liens in favor of a bank or a securities intermediary holding any account which arise as a matter of Law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) with respect to such account. Notwithstanding the preceding sentence, no Lien for any Indebtedness other than the Obligations will be a Permitted Lien.

"Permitted Participation" means a Participation Interest in an Eligible Collateral Asset granted by (i) the Borrower Parent or (ii) with the prior written consent of the Administrative Agent, an SPV Subsidiary, in each case, to the Borrower under the Sale Agreement.

"Permitted RIC Distribution" means distributions on any Business Day to the extent required to allow the Borrower Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Borrower Parent in or with respect to any taxable year of the Borrower Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower Parent shall not exceed 115.0% of the amounts that the Borrower would have been required to distribute to the Borrower Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of the foregoing clauses (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code and (B) with respect to any distributions on any Business Day other than an Interest Payment Date, amounts may be distributed pursuant to this definition only so long as (i) there is no Borrowing Base Deficiency immediately prior to and immediately after giving effect to such Permitted RIC Distribution, (ii) no Event of Default shall have occurred and be continuing or would result from such Permitted RIC Distribution, (iii) immediately after giving effect to such Permitted RIC Distribution, the Borrower and the Servicer certify that they reasonably expect in good faith that there will be sufficient amounts available in the Interest Proceeds Account and the Principal Proceeds Account (including taking into account scheduled distributions expected to be received on or prior to the last day of the prior Interest Period) to pay all amounts the Borrower and the Servicer reasonably expect in good faith to be due under Section 8.03 on the next Interest Payment Date (based on the then-current outstanding principal amount of the Loans and other costs and expenses invoiced as of such date or expected to be invoiced prior to the next Interest Payment Date), (iv) the Borrower gives at least two (2) Business Days' prior written notice thereof to the Administrative Agent, the Collateral Administrator and the Servicer and (v) the Borrower and the Servicer confirm in writing (which may be by email) to the Collateral Administrator and the Administrative Agent that the conditions to a Permitted RIC Distribution set forth herein are satisfied.

"Permitted Uses" means (i) the purchase of Collateral Assets or satisfaction of any unfunded commitment in connection with any Revolving Loan or Delayed Drawdown Loan, (ii) the payment of taxes and governmental fees owing by or in respect of the Borrower, including to maintain its corporate existence, (iii) to the payment of any Administrative Expenses or any payments required under Section 7.06, (iv) solely with respect to the initial Borrowing, the payment of any amounts due under the Fee Letter, (v) the payment of reasonable and documented closing expenses owing by or in respect of the Borrower and (vi) the payment of Permitted RIC Distributions.

"Permitted Working Capital Lien" has meaning set forth in the definition of "First Lien Bank Loan".

"Person" means any natural person, exempted company, corporation, limited liability company, trust, joint venture, association, company, partnership, exempted limited partnership, Governmental Authority or other entity.

"Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise.

"Platform" has the meaning specified in Section 10.02(c).

"Pricing Source" means Markit or another third-party price source or method of price determination acceptable to the Administrative Agent in its discretion.

"Prime Rate" means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate". The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change; provided, that if the Prime Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Principal Balance" means, with respect to any Collateral Asset as of any date, the outstanding principal balance of such Collateral Asset exclusive of any unfunded amounts with respect to any Revolving Loan or Delayed Drawdown Loan.

"Principal Proceeds" means any and all amounts received with respect to the Collateral Assets other than Interest Proceeds, including (but not limited to) all collections attributable to principal on such Collateral Assets. Net proceeds received by the Borrower from the sale of the Permitted CLO Securities will also constitute Principal Proceeds to the extent of outstanding Loans under the Loan Documents.

"Principal Proceeds Account" shall have the meaning specified in the Collateral Administration Agreement.

"Principal Proceeds Test" means a test satisfied if (a) the sum of (i) the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under "Selection of Non-Qualifying Assets" in Annex B); and (ii) the aggregate for all Collateral Assets included in the Borrowing Base that are either Delayed Drawdown Loans or Revolving Loans of an amount equal to the difference (which may be a negative amount) of (x) the product of the Unfunded Exposure Amount and the Current Market Price for each such Collateral Asset (expressed for this purpose as a percentage of its par amount) minus (y) the Unfunded Exposure Amount with respect to each such Delayed Drawdown Loan or Revolving Loan, exceeds (b) the product of (i) the principal amount of all outstanding Loans minus all Cash and Cash Equivalents credited to the Collateral Account (after giving effect to the contemplated distribution on a pro forma basis); and (ii) 120.0%.

"Prohibited Clients" means Persons within the categories set forth in Section 3 of Annex B, as such list may be updated from time to time upon notice from the Administrative Agent to the Borrower.

"Public Lender" has the meaning specified in Section 10.02(c).

"QFC Credit Support" has the meaning specified in Section 10.23.

"Rate Determination Date" means two (2) Business Days prior to (a) the commencement of such Interest Period or (b) if no Loans in the applicable Eligible Currency are outstanding at the commencement of the applicable Interest Period, the first date on which a Loan in such Eligible Currency is made (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative

Agent, then "Rate Determination Date" means such other day as otherwise reasonably determined by the Administrative Agent).

"Recipient" means the Administrative Agent and any Lender, as applicable.

"Register" has the meaning specified in Section 10.06(c).

"Registered" means a debt obligation that is issued after July 18, 1984 and that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury Regulations promulgated thereunder.

"Regulatory Event" means with respect to any Person (i) the issuance to such Person of an injunction or administrative order to cease and desist from causing any violations, including, without limitation, any future violations of securities laws; (ii) suspension of such Person from association with any broker or dealer, investment company or investment adviser for a period of one year or more; (iii) the finding by a court or regulator, including a self-regulatory organization, that such Person made a material misstatement or material omission with respect to capital raising and/or asset management activities conducted by such Person; or (iv) the criminal indictment of such Person with respect to a felony relating to fraud, embezzlement or a similar felony, in the case of each of clauses (i) through (iv) above, to the extent such event could reasonably be expected to result in a material adverse effect on the Borrower’s, the Borrower Parent’s, the Servicer’s or the Services Provider’s ability to perform its obligations hereunder or under the other Loan Documents.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives and representatives of such Person and of such Person’s Affiliates.

"Relevant Rate" means with respect to any Loan denominated in (a) Dollars, SOFR, (b) GBP, SONIA, (c) Euros, EURIBOR and (d) CAD, Daily Simple CORRA, as applicable.

"Relevant Governmental Body" means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

"Removal Effective Date" has the meaning specified in Section 9.06(b).

"Replacement Servicer" has the meaning specified in Section 11.08(a).

"Replacement Servicer Fee" has the meaning specified in Section 11.05.

"Required Lenders" means, at any time, (i) Bank of America, N.A., as a Lender and (ii) the Lenders having Commitments representing more than 50% of the Aggregate Commitments of all Lenders. The Commitment and Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

"Required Payment Amount" has the meaning specified in Section 2.14(a).

"Required Principal Payment Date" has the meaning specified in Section 2.14(a).

"Required Payment Condition" means on any date of determination and after giving effect to the repayment of Loans required to be made on such date, all of the following conditions are satisfied: (i) no Default or Event of Default shall have occurred and be continuing, (ii) no Borrowing Base Deficiency exists, (iii) no Currency Asset Amount Shortfall exists and (iv) no unpaid amounts are due and owing to the Lenders in respect of interest on the Loans, the Commitment Fees or the Obligations.

"Required Ratings" means (a) if such obligation or security (i) has both a long term and a short term credit rating from Moody’s, such ratings are "Aa3" or higher (not on credit watch for possible downgrade) and "P-1" (not on credit watch for possible downgrade), respectively, (ii) has only a long term credit rating from Moody’s, such rating is at least equal to or higher than the current Moody’s long term ratings of the U.S. government, and (iii) has only a short term credit rating from Moody’s, such rating is "P-1" (not on credit watch for possible downgrade) and (b) a long-term senior unsecured debt rating of at least "AA-" (not on credit watch for possible downgrade) and a short-term credit rating of at least "A-1" by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least "AA" (not on credit watch for possible downgrade) by S&P).

"Rescindable Amount" has the meaning specified in Section 2.10(b).

"Resignation Effective Date" has the meaning specified in Section 9.06(a).

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Responsible Officer" means with respect to (a) the Borrower, the Servicer (including the Servicer acting for the Borrower), the Borrower Parent or the Services Provider, any director or officer or any other Person who is authorized to act for the Borrower, the Servicer (including the Servicer acting for the Borrower), the Borrower Parent or the Services Provider, including any director, officer or other authorized person of the general partner, manager, managing member or investment manager of any such Person, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person so designated by any of the foregoing officers or directors in a notice to the Administrative Agent and (b) the Collateral Administrator or the Intermediary, any officer, employee or agent of the Collateral Administrator or the Intermediary who is involved in the day to day administration of the duties of the Collateral Administrator or the Intermediary under the Collateral Administration Agreement or is authorized to act for the Collateral Administrator or the Intermediary in matters relating to, and binding upon, the Collateral Administrator or the Intermediary with respect to the subject matter of the request, order or certificate in question. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

"Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

"Restricted Payments Certificate" means a certificate substantially in the form of Exhibit F.

"Revolving Loan" means a Collateral Asset that specifies a maximum aggregate amount that can be borrowed by the related obligor and permits such obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Asset.

"S&P" means S&P Global Ratings, an S&P Global business, and any successor thereto.

"S&P Rating" means, with respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating;

(b) if the preceding clause does not apply and there is a monitored S&P long-term issuer credit rating of the issuer or of a guarantor of such Collateral Asset that unconditionally and irrevocably guarantees in writing the timely payment of principal and interest on such Collateral Asset (which form of guarantee shall comply with S&P then current criteria on guarantees), such long-term issuer credit rating of the issuer or guarantor, as applicable; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no S&P Rating.

"Sale Agreement" means the Master Sale and Participation Agreement dated as of even date herewith, between the Borrower, as purchaser, the Borrower Parent, as seller, and each SPV Subsidiary of the Borrower Parent that may be joined to such agreement as a seller from time to time in accordance with the terms thereof.

"Same Day Funds" means immediately available funds in the applicable Eligible Currency.

"Sanction(s)" means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities where the Borrower is located or doing business.

"Scheduled Unavailability Date" has the meaning specified in Section 3.03(d).

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Second Lien Bank Loan" means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of the Bank Loan, other than a First Lien Bank Loan (including following a default or liquidation as provided in the definition of "First Lien Bank Loan"), (ii) is secured by a valid and perfected security interest or lien on specified collateral securing the obligor’s obligations under such Bank Loan, whether or not there is also a lien of a higher or lower priority in additional collateral of such obligor (such collateral, together with any other pledged assets, having a value (as reasonably determined by the Servicer as of the related Cut-Off Date) equal to or greater than the par amount of the Bank Loan and any other senior or pari passu debt), which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a First Lien Bank Loan and (iii) is not secured solely or primarily by common stock or other equity interests; provided, that the limitation set forth in this clause (c) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties).

"Second Unused Amount" means, as of any date of determination, an amount equal to (i) the Aggregate Commitments minus (ii) the greater of (a) Total Outstandings and (b)(x) the Minimum Utilization Percentage times (y) the Aggregate Commitments.

"Secured Parties" means the Lenders and the Administrative Agent.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Security Agreement" means the Security Agreement between the Administrative Agent and the Borrower, dated as of even date herewith.

"Selling Institution" means the entity obligated to make payments to the Borrower under the terms of the Sale Agreement.

"Servicer or Services Provider Event" means the occurrence of any of the following with respect to the Servicer and/or the Services Provider, as applicable:

(a) any statement contained in any prospectus, offering memoranda, marketing materials or other written material related to a Permitted CLO, including but not limited to any documents deemed to be incorporated in any such document by reference, or any information provided or any representation, including but not limited to any oral statements, made by the Servicer or its affiliates to prospective investors, rating agencies or any other person in connection with any Permitted CLO is or becomes an untrue statement of material fact or omits to state a material fact necessary to prevent the statement, in the context under which it was made, from being misleading, but only in respect to information relating to the Servicer and delivered by, or on behalf of the Servicer, to the Borrower or a structuring agent, specifically for use therein;

(b) any other adverse financial, organizational or other event or change at the Servicer or at any fund or account over which the Servicer exercises discretionary investment control, which, alone or in the aggregate, could reasonably be expected to impair the ability of a structuring agent in respect of a Permitted CLO to market the Permitted CLO Securities if any Permitted CLO Securities are being marketed at such time;

(c) the occurrence of an Insolvency Event with respect to the Servicer or the Services Provider;

(d) any failure on the part of the Servicer duly to observe or perform in any material respect any material covenants or agreements of the Servicer set forth in any Loan Document to which the Servicer is a party (including any material delegation of the Servicer’s duties) and the same continues unremedied, to the extent capable of being cured, for a period of thirty (30) days, which failure has a material adverse effect on the business of the Borrower or the ability of the Servicer to perform its duties under this Agreement (other than, for the avoidance of doubt, any failure of a Collateral Asset to satisfy the Eligibility Criteria or the Portfolio Criteria);

(e) the occurrence and continuance of an Event of Default that directly results from a breach by the Servicer of its duties hereunder;

(f) a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment, or an admission by it in a settlement of any lawsuit, that the Servicer has committed fraud, willful misconduct, or a material violation of applicable securities laws, in each case which has a material adverse effect on the business of the Services Provider or the Servicer;

(g) any failure by the Servicer to deposit or credit, or to deliver for deposit, in any Account any amount required hereunder to be so deposited, credited or delivered or to make any required distributions therefrom, that shall continue unremedied for a period of two (2) Business Days;

(h) a Regulatory Event occurs with respect to the Servicer;

(i) FPLF BA Holdings Finance CM LLC or an Affiliate thereof ceases to be the Servicer;

(j) any representation, warranty or statement of the Servicer made in this Agreement, the other Loan Documents or any certificate, report or other writing delivered pursuant hereto shall prove to be false or incorrect as of the time when the same shall have been made or deemed made (x) which incorrect representation, warranty or statement has a material and adverse effect on (1) the validity, enforceability or collectability of this Agreement or any other Loan Document or (2) the rights and remedies of any Secured Party with respect to matters arising under this Agreement or any other Loan Document, and (y) has not been remedied within thirty (30) days after the earlier to occur of (x) the date on which written notice thereof shall have been given to the Servicer by the Administrative Agent and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof; or

(k) either (i) a Change in Control with respect to the Servicer occurs or (ii) the dissolution, termination, liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Servicer.

"Servicer Termination Notice" has the meaning specified in Section 11.08(a).

"Services Agreement" means the Services Agreement, dated as of the date hereof, between the Servicer and the Services Provider, as amended, restated, supplemented or otherwise modified from time to time.

"Services Provider" means FPLF Management LLC, a Delaware limited liability company, or any successor in such capacity.

"Servicing Standard" means, with respect to any Loan, to service and administer such Loan on behalf of the Borrower in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with the higher of: (i) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Loans for its own account and (ii) the same care, skill, prudence and diligence with which the Servicer and the Services Provider service and administer loans for their own account or for the account of others.

"SOFR" means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

"SOFR Administrator" means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

"SOFR Loan" means a Loan that bears interest at a rate based on Daily SOFR.

"SOFR Scheduled Unavailability Date" has the meaning specified in Section 3.03(b)(ii).

"SOFR Successor Rate" has the meaning specified in Section 3.03(b).

"SONIA" means with respect to any applicable determination date the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

"SONIA Adjustment" means, with respect to SONIA, 0.11930% (11.930 basis points).

"Special Notice Currency" means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

"Special Purpose Entity Requirements" means the obligations of the Borrower to comply with the provisions set forth in Section 5.21.

"Special Situation Asset" means any Collateral Asset that (A) has an S&P Rating below "B-" or, if no S&P Rating is available, a Moody’s Rating below "B3" or (B) is unrated by both of Moody’s and S&P; provided that (1) if any Collateral Asset had any such lower rating described in clause (A) before such rating was withdrawn, such Collateral Asset is a Special Situation Asset and (2) except as provided in clause (1), a Collateral Asset will not be a Special Situation Asset solely because of the absence of a rating by any one or two of Moody’s and S&P.

"SPV Subsidiary" means a wholly-owned subsidiary of the Borrower Parent (directly or indirectly) or an entity in which the Borrower Parent otherwise owns (directly or indirectly) all of the interests constituting the economic equity in such entity, and which SPV Subsidiary or other entity is structured to be bankruptcy remote.

"Stale Participation" means any Bank Loan that is a Permitted Participation as of any date that is more than 45 days and fewer than 91 days (or such longer time period as agreed by the Administrative Agent in its sole discretion) after the date of acquisition of such Permitted Participation by the Borrower under the Sale Agreement.

"Structured Finance Security" means any security that is primarily serviced by or linked to the cash flows of a pool of receivables or other financial assets, either fixed or revolving, plus any rights or other assets designed to assure the servicing or timely distributions of proceeds to the security holders, including without limitation any "synthetic CDO", credit-linked note or similar credit-linked loan or obligation.

"Subject Assets" has the meaning specified in Section 5.21(a)(i).

"Successor Rate" has the meaning specified in Section 3.03(d).

"Supported QFC" has the meaning specified in Section 10.23.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a similar transaction (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

"TARGET Day" means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Total Outstandings" means, as of any date of determination, the aggregate Outstanding Amount of all Loans as of such date.

"Transferor Competitor" means (a) any Person primarily engaged in the business of private investment management as a mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct or indirect competition with the Servicer, the Borrower Parent or any of their respective Affiliates that is an investment adviser; (b) any Person Controlled by, or Controlling, or under common Control with, a Person referred to in clause (a) above; or (c) any Person for which a Person referred to in clause (a) above serves as an investment adviser with discretionary investment authority.

"Type" means, with respect to a Loan, its characterization as a Base Rate Loan, a SOFR Loan, a Canadian Prime Rate Loan, an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

"UCC" has the meaning specified in the Security Agreement.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Underlying Instrument" means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Asset has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Asset or of which the holders of such Collateral Asset are the beneficiaries.

"Unfunded Exposure Account" has the meaning specified in the Collateral Administration Agreement.

"Unfunded Exposure Amount" means, as of any date of determination with respect to any Revolving Loan or Delayed Drawdown Loan that is a Collateral Asset, the sum of the unfunded commitments and all other standby or contingent commitments associated with such Collateral Asset as of such date. The Unfunded Exposure Amount shall not include any commitments under such Revolving Loan or Delayed Drawdown Loan that have expired, terminated or been reduced to zero, and shall be reduced concurrently (and upon notice thereof to the Administrative Agent, the Intermediary and the Collateral Administrator) with each documented reduction in commitments of the Borrower under such Revolving Loan or Delayed Drawdown Loan.

"Unfunded Exposure Equity Amount" means, as of any date of determination, with respect to any Revolving Loan or Delayed Drawdown Loan that is a Collateral Asset, an amount equal to the difference of (i) the Unfunded Exposure Amount of such Collateral Asset; and (ii) the product of (a) the Assigned Value Percentage of such Collateral Asset, (b) the Unfunded Exposure Amount of such Collateral Asset and (c) the Advance Rate of such Collateral Asset.

"United States" and "U.S." mean the United States of America.

"U.S. Government Securities Business Day" means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

"U.S. Person" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the Code.

"U.S. Special Resolution Regimes" has the meaning specified in Section 10.23.

"U.S. Tax Compliance Certificate" has the meaning specified in Section 3.01(e)(ii)(B)(III).

"Volcker Rule" means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

"Working Capital Revolver" means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor's enterprise value.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and any Underlying Instrument) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) with respect to the Borrower, the Borrower Parent, the Servicer or the Services Provider or any Responsible Officer thereof, any use of the term "knowledge" or "actual knowledge" in this Agreement shall mean actual knowledge after reasonable inquiry if warranted under the circumstances and (viii) any use of "material" or "materially" or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its reasonable discretion.

(b) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including".

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, the Applicable Accounting Standard applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Business Day Convention.

Unless otherwise specified, in the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

1.07 Currency Conversion.

For purposes of (i) complying with any requirement of this Agreement stated in Dollars and (ii) calculating any ratio or other test set forth in this Agreement, the amount of any Collateral Asset or Loan denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent of such amount of such Eligible Currency.

1.08 Interest.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.09 Event of Default.

Any Event of Default that has occurred shall be deemed to be continuing unless waived or cured in accordance with the terms hereof, or the Administrative Agent otherwise agrees that such Event of Default is no longer continuing.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Loan") to the Borrower in each Eligible Currency from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) shall not exceed the Aggregate Commitments and (ii) the Outstanding Amount of the Loans made by any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans, SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of an Alternative Currency Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, the Collateral Administrator and the Intermediary, which may be given in writing, including via email; provided that no Borrowing of, or conversion to, a Canadian Prime Rate Loan shall be permitted other than as required pursuant to Section 3.03(c)(ii). Each such notice must be received by the Administrative Agent not later than (x) in the case of SOFR Loans, 11:00 a.m. one (1) Business Day prior to the requested date of any Borrowing or conversion, (y) in the case of Alternative Currency Loans, 11:00 a.m. three Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing of, conversion to or continuation of any Alternative Currency Loan and (z) on the requested date of any Borrowing of, conversion to or continuation of any Base Rate Loan. Each written notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Loans shall be in a minimum principal amount of the lesser of (x)(i) in the case of USD-denominated Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof, (ii) in the case of EUR-denominated Loans, €1,000,000 or a whole multiple of €500,000 in excess thereof, or (iii) in the case of CAD-denominated Loans, CAD1,000,000 or a whole multiple of CAD500,000 in excess thereof or (y) the amount of the unused portion of the Commitments. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, in each case, Dollar Equivalent thereof) or in the amount of the unused portion of the Commitments. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or continued or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the requested Eligible Currency in which such Loan is to be made. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or, in the case of an Alternative Currency Loan or a Base Rate Loan, continuation, then the applicable Loans shall be made as, or converted to or continued as, as applicable, Base Rate Loans effective as of the last day of the applicable Interest Period.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, an Alternative Currency Loan may be continued or converted only on the last day of an Interest Period unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Default or an Event of Default, no Loans may be requested as, or converted to SOFR Loans or Alternative Currency Daily Rate Loans or converted to or continued as Alternative Currency Term Rate Loans, as applicable, without the consent of the Required Lenders.

(d) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(e) After the Closing Date and until the Automatic Increase Date, the Borrower may, from time to time, if no Event of Default exists or is then continuing, upon notice to the Administrative Agent (an "Accordion Exercise") delivered in writing, including via email, increase the Commitment, in a principal amount of up to $150,000,000 to a total Commitment not to exceed, in the aggregate, $300,000,000 (any such increase, an "Accordion Increase"); provided that, (i) unless the Administrative Agent otherwise consents, the minimum amount of an Accordion Increase set forth in such Accordion Exercise shall be $50,000,000 and (ii) each Lender shall have consented to such Accordion Exercise in its sole discretion. Each Accordion Exercise shall identify the date on which such Accordion Increase shall take effect, which such date shall be no earlier than the second (2nd) Business Day after the date of the Accordion Exercise or later than the date that is six (6) months after the date hereof. The Administrative Agent shall provide a copy of the Accordion Exercise to the Lenders promptly upon receipt and shall confirm to the Borrower in writing (which may be by email) whether the Lenders have consented to such exercise. If such consent is obtained and no Event of Default exists, the Commitment of each Lender shall increase in an amount equal to its pro rata share of the Accordion Increase set forth in such Accordion Exercise. For avoidance of doubt, the Commitment of each Lender on the Automatic Increase Date shall automatically increase to the amount set forth opposite such Lender’s name on Schedule 2.01 under the heading "Total Commitment as of the Automatic Increase Date".

2.03 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of SOFR Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans or Canadian Prime Rate Loans and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of SOFR Loans, or Canadian Prime Rate Loans or Alternative Currency Loans shall be in a principal amount of the Dollar Equivalent of $5,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable (except as set forth below) and specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such prepayment was scheduled to take place if such prepayment would have resulted from a refinancing of the Loans, which refinancing will not be consummated or will otherwise be delayed.

(b) If the Administrative Agent notifies the Borrower at any time that:

(i) a Borrowing Base Deficiency or an Interest Coverage Ratio Breach exists at such time, then the Borrower may cure any such Borrowing Base Deficiency or Interest Coverage Ratio Breach by taking one or more of the following actions: (x) depositing Cash or Cash Equivalents into the applicable Collateral Account and applying such amounts to the repayment of outstanding Loans by 5:00 p.m. on the third (3rd) Business Day following notification thereof by the Administrative Agent in an amount necessary to cure such Borrowing Base Deficiency or Interest Coverage Ratio Breach; (y) by 5:00 p.m. on the third (3rd) Business Day following notification thereof by the Administrative Agent, delivering evidence that a request for a capital contribution has been submitted to the Borrower Parent in an amount sufficient to reduce such Borrowing Base Deficiency Amount or Interest Coverage Ratio Breach to zero within ten (10) Business Days from the date of such request, together with a certification of the Borrower Parent that it has made a notice to draw the sufficient amount under its revolving credit facility (with a copy of such notice to draw provided to the Administrative Agent), in an aggregate amount sufficient for curing such Borrowing Base Deficiency or Interest Coverage Breach and that it intends to make the requested capital contribution, and the requested capital contribution is made by 5:00 p.m. on the tenth (10th) Business Day following notification thereof by the Administrative Agent; and/or (z)(1) providing a written plan (a "Cure Plan") to cure the condition giving rise to the Borrowing Base Deficiency or Interest Coverage Ratio Breach, as applicable, by 5:00 p.m. on the Business Day following notification thereof by the Administrative Agent which Cure Plan must: (A) consist of the repayment of outstanding Loans and/or the deposit of Cash or Cash Equivalents into the applicable Collateral Account, in either case from contributions made by (or at the direction of) the Borrower Parent, or selling Collateral Assets; and (B) set forth a projected cure of the Borrowing Base Deficiency or Interest Coverage Ratio Breach based on the actions described in the preceding clause (A), which projected cure shall (1) be satisfactory to the Administrative Agent; (2) give effect to all capital contributions; (3) give effect to all committed purchases and sales of Collateral Assets in a manner satisfactory to the Administrative Agent for treatment of such Collateral Assets for purposes of determining whether the Borrowing Base Deficiency or Interest Coverage Ratio Breach is cured; and (4) give effect to sales of Collateral Assets (including sales committed to as of the date of such Cure Plan) only if such sales are to Approved Dealers and the Borrower reasonably expects such sales to be settled within 30 days of the Borrower’s commitment thereto and (2) curing such Borrowing Base Deficiency or Interest Coverage Breach by 5:00 p.m. on the thirtieth (30th) day following notification thereof by the Administrative Agent; provided that with respect to the transfer or sale of Collateral Assets, the Administrative Agent may extend such time period in its sole discretion as necessary to permit the settlement of such transfer or sale. The Borrower (or the Servicer on behalf of the Borrower) shall cause all proceeds from capital contributions and all proceeds received from the sale of Collateral Assets or otherwise pursuant to this Section 2.03(b)(i) to be deposited into the Collateral Account or the Principal Proceeds Account, as applicable; or

(ii) a Currency Asset Amount Shortfall exists, the Borrower shall convert Loans in such Eligible Currency to Dollars (or, if after giving effect to such conversion no Borrowing Base Deficiency would exist and the Loans in any other Eligible Currency would not exceed the applicable Currency Asset Amount, such other Eligible Currency as directed by the Servicer) in an amount necessary to cause the Outstanding Amount of the Loans in such Eligible Currency to be less than or equal to the applicable Currency Asset Amount by notice to the Administrative Agent and the Lenders by 5:00 p.m. on the Business Day following the delivery of notice via electronic mail or facsimile to the Borrower of such excess (unless the Borrower has actually eliminated such excess by such time), which conversion shall be deemed to be a repayment of the Loans in such Eligible Currency and a Loan in Dollars (or such other Eligible Currency) notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 4.02); provided that, (x) if Loans cannot be converted in accordance with this Section 2.03(b)(ii) such that no Currency Asset Amount Shortfall exists after giving effect thereto, Loans shall be converted such that a Currency Asset Amount Shortfall exists only with respect to Loans denominated in Dollars and (y) if the Borrower fails to provide such notice prior to the deadline specified herein, the Administrative Agent may convert Loans in such Eligible Currency in accordance with this Section 2.03(b)(ii).

(c) Any prepayment of any Loan shall be accompanied by all amounts owing under Section 2.06 in respect of the amount prepaid together with, in the case of any SOFR Loan and any Alternative Currency Loan, any additional amounts required pursuant to Section 3.05.

2.04 Termination or Reduction of Commitments; Incremental Lenders.

(a) Termination or Reduction of Commitments. The Borrower may, at its discretion on any date, upon written notice to the Administrative Agent (with a copy to the Collateral Administrator and the Intermediary), terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in each case, Dollar Equivalent thereof) or, if less, the entire Aggregate Commitments and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All Interest and fees (pro rata with respect to the portion of the Aggregate Commitments so reduced) accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Commitments, which refinancing will not be consummated or will otherwise be delayed.

(b) Incremental Lenders.

(i) An increase in the Commitments (each such increase, an "Incremental Commitment") may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an "Incremental Lender"); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Administrative Agent. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section 2.04(b) and any election to do so shall be in the sole discretion of such Lender.

(ii) The Administrative Agent and the Borrower shall determine the effective date for such increase pursuant to this Section (an "Incremental Commitment Effective Date") and, if applicable, the final allocation of such increase among the Persons providing such increase.

(iii) In order to effect such increase, the Borrower, the applicable Incremental Lender(s) and the Administrative Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s).

(iv) Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section 2.04(b), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Loans made by it on such Incremental Commitment Effective Date pursuant to Section 2.04(vi) shall be Loans, for all purposes of this Agreement.

(v) Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section 2.04(b) shall not be effective with respect to any Incremental Lender unless:

(A) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(B) the representations and warranties contained in this Agreement are true and correct in all material respects (unless such representations and warranties are already qualified by materiality) on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(C) the Administrative Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase; and

(D) the Administrative Agent shall have received such legal opinions and other documents reasonably requested by the Administrative Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon the Administrative Agent’s receipt of the documents required by this clause (v), the Administrative Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Borrower and the Lenders (including each Incremental Lender).

(vi) On each Incremental Commitment Effective Date, if there are Loans then outstanding, the Borrower shall be deemed to have prepaid such Loans and borrowed Loans from the Incremental Lender(s), as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Loans will be held ratably by the Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s).

2.05 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans made to the Borrower outstanding on such date and shall repay Loans as provided in Section 2.03.

2.06 Interest.

(a) Subject to the provisions of Section 2.06(b) below, each Loan shall bear interest on the Outstanding Amount thereof from the applicable Borrowing date at a rate per annum equal to the applicable Interest Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is cured or waived.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that any prepayment of any Alternative Currency Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. Subject to Section 2.12(a)(iii), the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the "Commitment Fee") in Dollars equal to (i) the sum of (A)(1) the actual daily First Unused Amount times (2) the applicable Commitment Fee Rate and (B)(1)

the actual daily Second Unused Amount times (2) the applicable Commitment Fee Rate divided by (ii) 360. The Commitment Fee shall accrue from and including the Closing Date to and including the last day of the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b) Make-Whole Fee. Subject to Section 2.12(a)(iii), if the Aggregate Commitments are terminated in whole or in part pursuant to Section 2.04(a), then Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee (a "Make-Whole Fee") equal to the amount in Dollars of the product of (i) the Aggregate Commitments (or terminated portion thereof) multiplied by (ii) the applicable Make-Whole Percentage.

(c) Other Fees.

(i) The Borrower shall pay to the Arranger and the Lender for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Daily SOFR) and for Loans denominated in Alternative Currencies (other than Alternative Currency Loans with respect to EURIBOR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest, including those with respect to SOFR Loans and Alternative Currency Loans determined by reference to EURIBOR, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the applicable Eligible Currency and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that this sentence shall not apply to payments made on the Maturity Date without giving effect to the proviso in the definition of such term.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower (so long as the applicable Lender is not Bank of America or an Affiliate thereof) severally agree to pay to the Administrative

Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the "Rescindable Amount"): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of "Required Lenders" and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) or 2.07(b) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13 Discretionary Sales.

The Borrower shall have the right to sell all or a portion (including, for the avoidance of doubt, pursuant to participation agreements or other agreements to effectuate assignments following an initial transfer of a participation interest or other portion of a Collateral Asset) of the Collateral Assets (each, a "Discretionary Sale"), subject to the following terms and conditions:

(a) Immediately after giving effect to such Discretionary Sale:

(i) no Currency Asset Amount Shortfall or Borrowing Base Deficiency Amount exists or would occur as a result of such Discretionary Sale; provided that, the Borrower may sell Collateral Assets as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Default arising therefrom) in accordance with Section 2.03(b)(i);

(ii) no Default or Event of Default shall have occurred and be continuing;

(iii) [reserved];

(iv) on or prior to the date of any Discretionary Sale, the Servicer, on behalf of the Borrower, shall give the Administrative Agent (with a copy to the Collateral Administrator and the Intermediary) written notice of such Discretionary Sale;

(v) such Discretionary Sale shall reflect arm’s length market terms and be in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type), except that any sale or transfer of a Collateral Asset to a Permitted CLO may be at a price other than the then-Current Market Value thereof, including at the original purchase price of such Collateral Asset; and

(vi) on the date of such Discretionary Sale, all proceeds from such Discretionary Sale (x) will be deposited directly into the Collateral Account and (y) with respect to any sold Collateral Asset, will be denominated in the Eligible Currency in which such sold Collateral Asset was denominated.

(b) In connection with any Discretionary Sale, following deposit of all proceeds from such Discretionary Sale into the Collateral Account, the Administrative Agent shall be deemed to release and transfer to the Borrower all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and related Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of the Security Agreement.

2.14 Transfers to a Permitted CLO Issuer.

(a) So long as the Administrative Agent shall have provided its prior written consent (in its sole discretion) with respect to any such Permitted CLO, the Servicer (on behalf of the Borrower) may notify the Administrative Agent in writing of a date on which Permitted CLO Securities will be issued (such date, the "Required Principal Payment Date"), the proceeds of which shall be used to repay the Borrower’s Obligations with respect to all or a portion of the Outstanding Amount of the Loans together with the accrued and unpaid interest and Commitment Fees in an amount, after giving effect to such payment and the sale or transfer of Permitted CLO Transferred Assets to the Permitted CLO Issuer, would result in the Required Payment Condition to be satisfied on the Required Principal Payment Date (such amount payable to the Lenders, the "Required Payment Amount"). On each Business Day on and after the date on which the Servicer notifies the Administrative Agent of a Required Principal Payment Date pursuant to the preceding sentence, the Borrower shall provide to the Administrative Agent a list of Collateral Assets that the Borrower will sell or transfer (such Collateral Assets, the "Permitted CLO Transferred Assets") to the Permitted CLO Issuer of the Permitted CLO Securities described in the first sentence of this clause (a) on or prior to the related Permitted CLO Closing Date; provided, that once a Collateral Asset is placed on the list described above, the Borrower may not remove such Collateral Asset from such list unless either (i) the Borrower has committed to sell or dispose of such Collateral Asset to a buyer that is not a Permitted CLO Issuer or (ii) the Collateral Asset being removed is not eligible for purchase by the Permitted CLO and for which the following conditions are satisfied: (A) necessary monies are deposited into the Principal Proceeds Account so that, after giving effect to such removal, the requirements of clause (B) below are satisfied, (B) prior to and after giving effect to the proposed removal, no Currency Asset Amount Shortfall, Borrowing Base Deficiency or Interest Coverage Ratio Breach exists and (C) no Default or Event of Default shall have occurred and be continuing on the date of the Borrower makes such removal; provided further that, the Leverage Step Up Period shall be terminated immediately with respect to any Collateral Asset that is removed from such list and such Collateral Asset shall no longer be deemed a Permitted CLO Transferred Asset. Each list of Permitted CLO Transferred Assets shall include a calculation and certification from the Servicer demonstrating that no Currency Asset Amount Shortfall, Borrowing Base Deficiency or Interest Coverage Ratio Breach shall exist after giving pro forma effect to the Permitted CLO Transferred Assets being sold or transferred to the Permitted CLO Issuer and the repayment of the Outstanding Amount of the Loans (together with accrued and unpaid interest and Commitment Fees), in each case, on the Required Principal Payment Date.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then (A) the applicable withholding agent shall withhold or make such deductions as are determined by the withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, and (B) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, (x) against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative

Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (i).

(d) Evidence of Payments. After any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or the taxing authorities of a jurisdiction pursuant to such Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (B) or (D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing,

(A) any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10-percent shareholder" of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv) Borrower shall deliver to the Administrative Agent on or prior to the Closing Date an executed original of IRS Form W-8BEN-E. If such form becomes obsolete or inaccurate in any respect, or if a successor version of such form or certification is published, Borrower shall update such form or promptly notify the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate, or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, to make or maintain SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Daily SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans or Alternative Currency Loans, as applicable, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Daily SOFR component of the Base Rate), in each case, immediately, or, in the case of Alternative Currency Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Alternative Currency Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Daily SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates.

(a) If in connection with any request for a SOFR Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Eligible Currency has been determined in accordance with Section 3.03(b) or Section 3.03(d) and the circumstances under Section 3.03(b)(i) or Section 3.03(d) or the Scheduled Unavailability Date, or the SOFR Scheduled Unavailability Date, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Eligible Currency for any determination date(s) or Interest Period, as applicable, with respect to a proposed SOFR Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Eligible Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert Base Rate Loans to SOFR Loans, shall be suspended in each case to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Daily SOFR component of the Base Rate, the utilization of the Daily SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Loans to the extent of the affected Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (ii)(A) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b) Replacement of SOFR or SOFR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining SOFR because SOFR is not available or published on a current basis and, in each case, such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which SOFR shall or will no longer be made available or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide SOFR (the date on which SOFR is no longer available permanently or indefinitely, the "SOFR Scheduled Unavailability Date");

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to any Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement and the other Loan Documents solely for the purpose of replacing SOFR for Dollars or any then current SOFR Successor Rate for Dollars in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a "SOFR Successor Rate"), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(c) Replacement of Relevant Rate or Canadian Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Loans denominated in CAD to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the Borrower's receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Prime Rate Loans.

(ii) At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate, then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

(d) Replacement of Relevant Rate or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Eligible Currency (other than Dollars) because none of the tenors of such Relevant Rate under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Eligible Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Eligible Currency (other than Dollars), or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Eligible Currency (other than Dollars) (the latest date on which all tenors of the Relevant Rate for such Eligible Currency (other than Dollars) under this Agreement are no longer representative or available permanently or indefinitely, the "Scheduled Unavailability Date");

or if the events or circumstances of the type described in Section 3.03(c)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Eligible Currency or any then current Successor Rate for an Eligible Currency in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Eligible Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Eligible Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a "Non-SOFR Successor Rate", and collectively with the SOFR Successor Rate, each a "Successor Rate"), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e) Successor Rate. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement, SOFR Loans made by such Lender or Alternative Currency Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender (such Lender, an "Affected Person"), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that each Lender agrees that it will not claim, and that it will not be entitled to claim, from the Borrower the payment of any of the amounts referred to in this Section 3.04(a) if it is not generally claiming similar compensation from its other similar borrowers in substantially similar circumstances; provided, further, that this clause shall not be construed to require any Lender to make available any confidential information.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01 and this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Within ten days of written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower or the Borrower unless such notice is rescinded in accordance with the terms hereof;

(c) any assignment of an Alternative Currency Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; or

(d) any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

excluding any loss of anticipated profits or any foreign exchange losses. but including and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Alternative Currency Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore eurodollar interbank market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, or if any Lender gives a notice pursuant to Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a) or (ii) any Lender is a Defaulting Lender, or has ceased to be an Approved Lender, then, in each case, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.

All obligations of the Borrower under this Article III shall survive the Payment in Full of the Obligations and the resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Borrowing.

The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals, to the extent applicable) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Persons, each dated the Closing Date (or, in the case of certificates of governmental officials, a reasonably recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of the Loan Documents;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower, the Borrower Parent, the Servicer and the Services Provider as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower, the Borrower Parent, the Servicer and the Services Provider is duly organized, incorporated or registered, as applicable, and that each of the Borrower, the Borrower Parent, the Servicer and the Services Provider is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, incorporation or registration;

(v) one or more favorable opinions of (A) as to corporate and security interest matters, McDermott Will & Schulte LLP, (B) as to Delaware statutory trust matters, Richards, Layton & Finger, P.A., (C) as to “true sale” and “true participation” matters, McDermott Will & Schulte LLP, and (D) as to “non-consolidation” matters, McDermott Will & Schulte LLP, each addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower, the Borrower Parent, the Servicer, the Services Provider and the Loan Documents as referred to above or as the Required Lenders may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since August 6, 2025 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) a certificate of a Responsible Officer of each of the Borrower, the Borrower Parent, the Servicer and the Services Provider either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Person and the validity against such Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) evidence satisfactory to the Administrative Agent in its sole discretion that the Net Asset Value of Borrower is at least equal to $5,000,000; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date that have been invoiced shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the

Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); provided, however, that such fees, charges and disbursements shall only be due and payable to the extent provided pursuant to Section 10.04.

(d) The representations and warranties of the Borrower, Borrower Parent, the Servicer and the Services Provider contained in each Loan Document, or which are contained in any document (including the Beneficial Ownership Certification) furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date.

(e) No Default or Event of Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(f) The Administrative Agent and the Lenders shall have a valid and perfected first-priority lien and security interest in the Collateral, all filings (including all UCC financing statements and similar filings contemplated by the Security Agreement and the Sale Agreement, including all back-up filings in relation to Collateral Assets sold thereunder), recordations and searches necessary or desirable in connection with the Collateral shall have been duly made, and all filing and recording fees and taxes shall have been duly paid, including in each case under, and as required by, all Applicable Laws.

(g) All governmental and third party approvals necessary or, in the discretion of the Lender, advisable in connection with the Borrowing shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Lender making the Borrowing.

(h) The initial Lender shall have received and reviewed all financial statements required to be delivered under Section 6.01 and, in each case, such financial statements shall be satisfactory to the initial Lender in its sole discretion.

(i) Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(j) If the Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, then the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower, the Borrower Parent, the Servicer and the Services Provider contained in each Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (unless such representations and warranties are already qualified by materiality) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent, the Collateral Administrator and the Intermediary shall have received a Loan Notice in accordance with the requirements hereof, which shall include a Borrower Certification.

(d) No Currency Asset Amount Shortfall or Borrowing Base Deficiency shall exist on the date of such Borrowing or would arise after giving effect to the relevant Borrowing.

(e) For the avoidance of doubt, after giving effect to the proposed Borrowing, the Total Outstandings (plus the greater of (A) the Aggregate Unfunded Amount minus Cash credited to the Unfunded Exposure Account (excluding Excluded Amounts) and (B) zero) would not exceed the Aggregate Commitments.

(f) The Borrower has complied with all Special Purpose Entity Requirements.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Borrower, the Borrower Parent and the Servicer (severally but not jointly) represents and warrants to the Administrative Agent and the Lenders as of the Closing Date, each Borrowing date, and each other date provided under this Agreement or the other Loan Documents on which such representations and warranties are required to be (or deemed to be) made (unless such representation is only made as of a specific date set forth below):

5.01 Existence, Qualification and Power.

It (a) is duly organized, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that, in the case of the foregoing clause (b)(i) or clause (c) only, failure to be or do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance of each Loan Document to which it is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any applicable Organization Document; (b) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which it is a party or otherwise affecting it or its properties or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (c) violate any Applicable Law.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such party of this Agreement or any other applicable Loan Document, other than such as have been met or obtained and are in full force and effect.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document to which it is a party, when delivered hereunder, will have been, duly executed and delivered thereby. This Agreement constitutes, and each other Loan Document to which it is a party when so delivered, and when executed and delivered by the other parties thereto, will constitute, a legal, valid and binding obligation thereof, enforceable against such party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.05 Financial Statements; No Material Adverse Effect.

(a) With respect to the Borrower Parent, the Audited Financial Statements (i) were prepared in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower Parent as of the date thereof and its results of operations for the period covered thereby in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower Parent as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Borrower Parent dated as of the most recent fiscal quarter of Borrower Parent, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Borrower Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since August 6, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of such party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against such party or against any of its properties or revenues that would reasonably be expected to have a Material Adverse Effect. There are no proceedings or investigations pending or, to the knowledge of such party, threatened against such party, before any Governmental Authority having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement or any of the other Loan Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any of the other Loan Documents, (C) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

The Borrower has no Contractual Obligations other than (A) pursuant to (i) the Loan Documents, (ii) its Organization Documents, (iii) the establishment and maintenance of the Controlled Accounts and (iv) the ownership, purchase or sale of Collateral Assets and other financial assets as permitted under the Loan Documents, or, in each case, Contractual Obligations that are incidental thereto or relate to the foregoing, and (B) as indicated in Schedule 5.07 (as such Schedule may be updated from time to time by written agreement of the Borrower and the Administrative Agent). The Borrower is not in default under or with respect to any Contractual Obligation nor would any such default result from the consummation of the transactions contemplated hereunder and under the other Loan Documents, in each case, to the extent that any such default could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated hereunder and under the other Loan Documents.

5.08 Liens and Indebtedness.

The property of the Borrower is subject to no Liens other than Permitted Liens. The Borrower has no Indebtedness other than Indebtedness created or expressly permitted under the Loan Documents, including expenses payable in the ordinary course of business, obligations under its Organization Documents or pursuant to customary indemnification, expense reimbursement and similar provisions under the Underlying Instruments related to the Collateral Assets. The Borrower is not a party to any outstanding agreement or contract other than the Loan Documents and the documents related thereto, and the Borrower has no actual or contingent liabilities in respect of any agreements or contracts to which the Borrower has previously been a party but which are no longer outstanding as of the date of this Agreement.

5.09 Taxes.

(a) The Borrower has filed all federal, state and other material tax returns and reports required to be filed by it, and has paid or caused to be paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable by it, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. There is no tax assessment proposed in writing against the Borrower. The Borrower is not party to any tax sharing agreement.

(b) For U.S. federal income tax purposes, the Borrower is a disregarded entity.

(c) Borrower Parent has filed all tax returns and reports required to be filed, and has paid or caused to be paid all taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable by it, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.10 ERISA Matters.

(a) The Borrower does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, and, except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.

(b) No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(c) The Borrower is not, and will not become at any time, a Benefit Plan Investor.

5.11 Equity Interests.

All Equity Interests of the Borrower are duly and validly issued. There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. The Equity Interests of the Borrower are not subject to any liens or encumbrances, are free of all claims and subject only to the restrictions in the Organization Documents and the Delaware Limited Liability Company Act and no person has any right, title or interest in the Equity Interests other than the Borrower Parent. All of the Equity Interests of the Borrower are owned, directly or indirectly, by the Borrower Parent.

5.12 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) The Borrower is not, and is not required to be, registered as an "investment company" under the Investment Company Act. The Borrower Parent has elected to be regulated as a “business development company” for purposes of the Investment Company Act.

5.13 Disclosure.

The Borrower has made available to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and has disclosed all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains (in the case of third-party information, to the Borrower’s knowledge) any material misstatement of fact or omits to state any material fact necessary to make the statements therein, when taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

5.14 Compliance with Laws.

The Borrower is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

5.15 Taxpayer Identification Number; Other Identifying Information.

The true and correct U.S. taxpayer identification number of the Borrower and that of the Borrower Parent are set forth on Schedule 5.15. The Borrower’s exact legal name at the date of this Agreement and any prior legal names, and the Borrower’s, jurisdiction of organization, organizational identification number, registered office, and the place of business of the Servicer, or if the Servicer has more than one place of business, the Servicer’s chief executive office, in each case at the date of this Agreement and for the four months immediately preceding the date of this Agreement are, in each case, as set forth in are set forth on Schedule 5.15.

5.16 OFAC.

Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity that is, or is owned or controlled by an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.17 Anti-Corruption Laws.

The Borrower has conducted its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other applicable jurisdictions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18 Beneficial Ownership Certification.

Information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.19 Solvency.

The Borrower is solvent, it is not the subject of any Insolvency Event and it will not become insolvent after giving effect to the transactions contemplated by this Agreement and the other Loan Documents. After giving effect to the transactions contemplated by this Agreement and the other Loan Documents, the Borrower will have an adequate amount of capital to conduct its business in the foreseeable future.

5.20 Use of Proceeds.

None of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates Regulation T, Regulation U, Regulation X, as promulgated by the FRB.

5.21 Separate Existence.

The Borrower is operated as an entity with assets and liabilities distinct from those of any of its Affiliates or any Affiliates of the Servicer or the Services Provider, and the Borrower hereby acknowledges that the Administrative Agent and each of the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity. There is not now, nor will there be at any time in the future, any agreement or understanding between the Borrower and the Servicer or the Services Provider (other than as expressly set forth herein and in the other Loan Documents) providing for the allocation or sharing of obligations to make payments or otherwise in respect of any Taxes, fees, assessments or other governmental charges.

(a) The Borrower:

(i) has never owned any property other than (i) the assets that are the subject of the current transaction and (ii) similar corporate loans with no future funding obligations that have not been either fully funded or completely assumed by third parties ("Subject Assets") and personal property necessary or incidental to its ownership or operation of the Subject Assets and has never engaged in any business other than the ownership and operation of the Subject Assets;

(ii) has no material contingent or actual obligations not related to the Subject Assets; and

(iii) has accomplished each amendment of its Organization Documents in accordance with the relevant provisions of said Organization Documents prior to its amendment from time to time.

(b) Since its formation, the Borrower:

(i) has not entered into any contract or agreement that is still outstanding with any Related Party, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party;

(ii) has paid all of its debts and liabilities that are not currently outstanding from its assets;

(iii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence (other than for tax purposes);

(iv) has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person;

(v) has not had its assets listed as assets on the financial statement of any other Person unless (a) financial statements of such other Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (b) such assets were also listed on the Borrower’s own balance sheet or financial records;

(vi) [reserved];

(vii) has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party) (other than for tax purposes);

(viii) has not guaranteed or become obligated for (nor held itself out as guaranteeing or being obligated with respect to) the debts or obligations of any other Person that are still outstanding and has corrected any known misunderstanding regarding its status as a separate entity (other than for tax purposes);

(ix) has conducted all of its business and held all of its assets in its own name (other than for tax purposes);

(x) has not identified itself or any of its Affiliates as a division or part of the other (other than for tax purposes);

(xi) has maintained and utilized separate stationery, invoices and checks bearing its own name to the extent utilized in the business of the Borrower;

(xii) has not commingled its assets with those of any other Person;

(xiii) [reserved];

(xiv) [reserved];

(xv) has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or other Related Party;

(xvi) has not pledged its assets to secure the obligations of any other Person that are still outstanding other than as permitted by the Loan Documents;

(xvii) has maintained adequate capital in light of its contemplated business operations;

(xviii) has maintained a sufficient number of employees (which may be zero) in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xix) has not owned any subsidiary or any equity interest in any other entity and is not a survivor of a merger with or of any other entities;

(xx) has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and

(xxi) has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan).

5.22 EEA Financial Institution.

The Borrower is not an EEA Financial Institution.

5.23 Loan Documents. The Loan Documents delivered to the Administrative Agent or the Collateral Administrator represent all material agreements relating to the purchase of Collateral Assets. Upon the purchase and/or contribution of each Collateral Asset (or an interest in a Collateral Asset) pursuant to this Agreement or the Sale Agreement, the Borrower shall be the lawful owner of, and have good title to, such Collateral Asset and all assets relating thereto (or, if a Permitted Participation, will be the lawful owner of a 100% undivided participation interest in such Collateral Asset), free and clear of any Adverse Claim; provided that, with respect to any Permitted Participation, the Borrower shall not be the record owner of the underlying Bank Loan until such Permitted Participation has been elevated to a loan. All such assets are transferred to the Borrower without recourse to the Borrower Parent, except as described in the Sale Agreement. The purchases of such assets by the Borrower are intended to constitute valid and true sales or true participations for consideration (and not merely a pledge of such assets for security purposes) and the contributions of such assets received by the Borrower are intended to constitute valid and true transfers for consideration, each enforceable against creditors of the Borrower Parent, and no such assets shall constitute property of the Borrower Parent; provided that, with respect to any Permitted Participation, the Borrower shall not be the record owner of the underlying Bank Loan until such Permitted Participation has been elevated to a loan.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall:

6.01 Financial Statements.

Deliver (including by causing the Borrower Parent to deliver) to the Administrative Agent for further distribution to each Lender, in form and substance reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower Parent (beginning with the fiscal year ended December 31, 2025), a consolidated balance sheet of Borrower Parent as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, all in reasonable detail and prepared in accordance with the Applicable Accounting Standard, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being agreed that Ernst & Young is acceptable), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidated statements to be certified by a Responsible Officer of Borrower Parent to the effect that such statements are fairly stated when considered in relation to the consolidated financial statements of Borrower Parent;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower Parent (commencing with the first full fiscal quarter ended December 31, 2025), a consolidated balance sheet of Borrower Parent as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Borrower Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower Parent’s fiscal year then ended, all in reasonable detail and prepared in accordance with the Applicable Accounting Standard, subject only to normal year-end audit adjustments and the absence of footnotes, certified by a Responsible Officer of Borrower Parent as fairly presenting the financial condition, results of operations, net assets and cash flows of Borrower Parent in accordance with the Applicable Accounting Standard, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, Borrower Parent, the Servicer or the Services Provider, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02, (ii) such documents are posted on the Borrower’s or the Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.02 Certificates; Other Information.

Deliver or cause Borrower Parent to deliver to the Administrative Agent for further distribution to each Lender, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) promptly after any reasonable request by the Administrative Agent or any Lender, subject to the Administrative Agent’s and/or such Lender’s agreeing to any contractual restrictions or internal policies consistently applied applicable to such information, copies of any detailed audit reports, management letters or recommendations submitted to the management board of directors, investment manager or servicer of Borrower Parent by independent accountants in connection with the accounts or books of Borrower Parent, or any audit of any of them, in each case, solely (x) with respect to the Collateral Assets owned by the Borrower and/or (y) to the extent reasonably related to the ability of Borrower Parent to perform its duties and obligations hereunder and under the Sale Agreement;

(b) concurrently with the delivery of any financial statement or other report referred to in Section 6.01, a duly completed Compliance Certificate of each of the Borrower and the Borrower Parent, signed and certified by a Responsible Officer thereof (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (which Compliance Certificate shall also set forth the calculation of the Interest Coverage Ratio and a certification that no Interest Coverage Ratio Breach exists or has occurred, in each case, as of the relevant ICR Determination Date);

(c) [reserved];

(d) promptly, and in any event within five (5) Business Days after receipt thereof by the Borrower, the Servicer or the Borrower Parent, if permitted by Applicable Law, copies of each non-routine notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any such entity, which in each case is material to the financing hereunder;

(e) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, so long as such information is within the possession of the Borrower or may be obtained with neither undue burden nor expense.

Documents required to be delivered pursuant to this Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02, (ii) such documents are posted on the Borrower’s or the Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices.

Promptly, and in any event within three (3) Business Days of becoming aware, notify the Administrative Agent:

(a) of the occurrence of any Default, Event of Default or Servicer or Services Provider Event;

(b) of the occurrence of any Collateral Asset Trigger Event;

(c) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Regulatory Event, including without limitation (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or Borrower

Parent; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the Servicer or the Borrower Parent and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or Borrower Parent;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or Borrower Parent; and

(e) of any ERISA Event that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

In addition, on each Business Day during a Leverage Step Up Period, the Borrower or the Servicer (on behalf of the Borrower) shall notify the Administrative Agent in writing (which may be by electronic mail) of the Collateral Assets that have been designated by the Borrower or the Servicer (on behalf of the Borrower) as Permitted CLO Transferred Assets as of the immediately preceding Business Day.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all U.S. federal or other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with the Applicable Accounting Standard are being maintained by the Borrower; (b) all lawful material claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with the Applicable Accounting Standard are being maintained by the Borrower; (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (d) to the extent all conditions to funding in the applicable Underlying Instrument(s) have been satisfied, all funding obligations under Delayed Drawdown Loans and Revolving Loans other than any failure to fund due to the Lender’s failure to provide any Loan. The Borrower will remain a disregarded entity for U.S. federal income tax purposes.

6.05 Preservation of Existence, Etc.

To the maximum extent permitted pursuant to Applicable Laws, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and (c) observe all organizational procedures required by its Organization Documents and the laws of its jurisdiction of formation. At least 30 days prior the effective date thereof, the Borrower shall provide to the Administrative Agent notice of any change in the name, jurisdiction of organization, organizational structure or location of records of the Borrower; provided that, the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

6.06 Maintenance of Properties.

Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Further Assurances.

At any time or from time to time upon the reasonable request of the Administrative Agent, Borrower shall execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

6.09 Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with the Applicable Accounting Standard consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (or to the extent reasonably necessary or appropriate to examine the foregoing records, the properties of the Servicer or Borrower Parent), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants or the Servicer all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, so long as no Event of Default has occurred and is continuing, such visits and inspections shall occur (i) upon no less than two Business Days’ prior written notice and (ii) no more than once per fiscal year; provided further that, notwithstanding the foregoing, during the continuation of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.

Use the proceeds of the Loans solely for Permitted Uses.

6.12 Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which the Borrower is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13 Special Purpose Entity Requirements.

Conduct at all times its business and operations in accordance with the Special Purpose Entity Requirements and maintain at all times 100% ownership, directly or indirectly, of all Equity Interests of the Borrower by Borrower Parent. The Borrower shall give reasonable prior notice to the Administrative Agent of any material amendment to its Organization Documents, the Sale Agreement or any amendments relating to provisions comparable to Section 5.21.

6.14 Security Interest.

Maintain a first-priority (subject to Permitted Liens), perfected security interest in the Collateral for the benefit of the Lenders, their successors, transferees and assigns so long as this Agreement is in effect and subject to the Security Agreement.

6.15 Sanctions.

Maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

6.16 Anti-Corruption Laws; Sanctions.

Conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.17 Payment Instructions.

Direct the underlying administrative agent for each Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the applicable Collateral Account.

ARTICLE VII.

NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall not, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02 Investments.

Own any Structured Finance Security.

7.03 Indebtedness; Bank Accounts.

(a) Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents; or (b) open or establish any bank accounts except as contemplated by the Loan Documents.

7.04 Fundamental Changes.

Except as permitted by Section 2.14 in connection with a Permitted CLO, merge, dissolve, liquidate, wind-up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05 Sale of Collateral Assets.

Sell, assign, transfer, convey or otherwise dispose of any Collateral Asset other than in accordance with Section 2.03(b), Section 7.06, Section 2.13 or Section 2.14.

Apply the proceeds of any Disposition of all or any portion of the Collateral except toward (i) a Permitted Use, (ii) the repayment of Loans or the payment of fees or interest on Loans hereunder, (iii) transfers to a Permitted CLO Issuer pursuant to Section 2.14 and (iv) subject to Section 7.06, a Restricted Payment.

Permit a sale or other transfer of all or substantially all the Collateral Assets to a Permitted CLO Issuer (which may include by way of a Permitted CLO Transfer) unless the net proceeds expected to be received from the issuance of the Permitted CLO Securities by such

Permitted CLO Issuer will be sufficient, when used to acquire such Collateral Assets, to pay the Required Payment Amount in full to the Lenders.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that the Borrower may make distributions (including Permitted RIC Distributions subject to the other requirements of this Agreement) to Borrower Parent so long as (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) no Borrowing Base Deficiency or Interest Coverage Ratio Breach has occurred or would result therefrom on a pro forma basis, (c) (x) in the case of Restricted Payments from the Interest Proceeds Account, the Interest Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis, (y) in the case of Restricted Payments from the Principal Proceeds Account, the Principal Proceeds Test is satisfied and will be satisfied after giving effect to such distribution on a pro forma basis, and (z) in the case of Restricted Payments of Collateral Assets, (i) such Collateral Assets have been identified to the Administrative Agent, and (ii) the Administrative Agent has approved the release and distribution of such Collateral Assets to the Borrower Parent, (d) the Borrower or the Servicer (on behalf of the Borrower) delivers a Restricted Payments Certificate immediately prior to such distribution and (e) if after giving effect to such distribution, as certified in writing by the Borrower or the Servicer to the Administrative Agent, sufficient proceeds remain for all payments to be made in satisfaction of all Obligations pursuant to this Agreement on the next Interest Payment Date; provided that, notwithstanding the foregoing, the Borrower may make distributions to Borrower Parent in order to pay Administrative Expenses at any time prior to the earlier of (i) the date on which the Administrative Agent has exercised remedies as provided for in Section 8.02 and (ii) the date on which the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02. For the avoidance of doubt, no Restricted Payments may be made except (A) from the Interest Proceeds Account or the Principal Proceeds Account or as set forth in sub-clause (z) of clause (c) above and (B) on an Interest Payment Date or a Required Principal Payment Date, as applicable, but no more than twice per calendar month.

7.07 Transactions with Affiliates.

Except as provided in Section 2.14, Section 7.06 and/or any Loan Document, and subject to the Organization Documents of the Borrower, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than pursuant to the Sale Agreement, or otherwise on fair and reasonable terms no less favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate (except that any sale or transfer of a Collateral Asset to a Permitted CLO may be at a price other than the then-Current Market Value thereof, including at the original purchase price of such Collateral Asset) and without limitation of the foregoing, (i) the Borrower shall not sell any Collateral Assets to the Borrower Parent or the Servicer or to any Affiliate of the Borrower, the Borrower Parent or the Servicer except in accordance with Section 7.06, Section 2.13 or Section 2.14 and (ii) the Borrower shall not purchase any Collateral Assets from Borrower Parent or from any other Affiliates other than pursuant to the Sale Agreement and the related assignment agreements or joinder agreement unless, in the case of clause (ii), such sale or purchase is effected using a form of sale agreement with respect to which the Borrower has delivered to the Administrative Agent a favorable opinion of counsel of nationally recognized standing reasonably acceptable to the Required Lenders, addressed to the Administrative Agent and each Lender, as to such matters concerning such sale as the Required Lenders may reasonably request; provided, that the Borrower may not purchase any Collateral Assets from Borrower Parent pursuant to the Sale Agreement unless the Borrower has delivered to the Administrative Agent the opinion referenced in Section 4.01(a)(v)(C) and the Borrower may not purchase any Collateral Assets from an SPV Subsidiary of the Borrower Parent pursuant to the Sale Agreement unless the Borrower has delivered to the Administrative Agent an executed joinder of such SPV Subsidiary to the Sale Agreement and a supplement to the opinion referenced in Section 4.01(a)(v)(C).

7.08 Burdensome Agreements.

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of the Borrower or (b) requires the grant of a Lien to secure an obligation of the Borrower if a Lien is granted to secure another obligation of the Borrower.

7.09 Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) to purchase securities or other assets in a manner that to the knowledge of the Borrower and/or the Servicer would cause such credit extension to become a "covered transaction" as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W of the FRB, including any transaction where the proceeds of any Loan are used for the benefit of, or transferred to, an Affiliate of a Lender.

7.10 Sanctions.

Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person, to fund any activities of or business with any Person that, at the time of such funding, is subject to Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.11 Special Purpose Entity Requirements.

(a) Conduct at any time its business or operations in contravention of the Special Purpose Entity Requirements.

(b) Modify, amend or supplement its Organization Documents in any manner inconsistent with the Special Purpose Entity Requirements or otherwise materially adverse to the Lenders.

(c) Be party to any agreement (other than the Underlying Instruments evidencing the Collateral Assets and the customary assignment, sale and purchase agreements relating to such Collateral Assets, in each case, as expressly permitted hereunder and under the Organization Documents of the Borrower) under which it has any material obligation or liability (direct or contingent) without including customary "non-petition" provisions substantially similar to Section 10.20(b), other than with the consent of the Administrative Agent.

(d) Fail at any time to maintain at least one Independent Director; provided that, the Borrower shall give the Administrative Agent no less than five Business Days’ prior written notice of the resignation or removal of any Independent Director (other than any resignation or removal given immediate effect for which prior notice cannot be given, in which case the Borrower shall give the Administrative Agent prompt written notice thereof); provided, further, that the Borrower shall have ten Business Days to replace any Independent Director upon the receipt by a Responsible Officer of the Borrower of notice of the death, resignation, incapacity or other termination of appointment of the existing Independent Director.

(e) Remove any Independent Director except for Cause.

7.12 Servicing Provisions; Sale Agreement Amendment.

Amend any portion of Article XI or the Sale Agreement other than an amendment (i) (A) that solely cures any ambiguity, typographical or manifest error, or defect in either agreement and (B) of which the Administrative Agent was provided notice before execution of such amendment or (ii) to which the Administrative Agent has consented in writing (such consent not to be unreasonably withheld or delayed).

7.13 ERISA.

(a) Become a Benefit Plan Investor at any time.

(b) Take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.

(c) Sponsor, maintain, or contribute to, any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall not, and shall not permit any ERISA Affiliate to, permit to exist any occurrence of any ERISA Event, and (ii) the Borrower shall not permit any ERISA Affiliate to sponsor, maintain, contribute to, or incur any liability in respect of, any Plan.

7.14 Representations to Credit Rating Agencies and Regulatory Bodies.

Make any material misrepresentation with respect to the Loan Documents or any related transaction to any credit rating agency rating Borrower Parent or to any regulatory body with jurisdiction over Borrower or Borrower Parent.

7.15 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower as of the date hereof.

7.16 Anti-Corruption Laws.

Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar anti-corruption legislation in other jurisdictions.

7.17 Unfunded Exposure Account.

Funds on deposit in the Unfunded Exposure Account as of any date of determination may be withdrawn to fund draw requests of the relevant obligors under any Delayed Drawdown Loan or Revolving Loan. Any such draw request made by an obligor, along with wiring instructions for the applicable obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Administrator (with a copy to the Administrative Agent and each Lender) along with a notice of borrowing, and the Servicer shall instruct the Collateral Administrator to fund such draw request in accordance with such notice or borrowing. As of any date of determination, the Servicer may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) prior to the end of the Availability Period, the Aggregate Unfunded Equity Amount and (ii) after the end of the Availability Period, the Aggregate Unfunded Amount, in each case, to be deposited into the Principal Proceeds Account.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an event of default (each, an "Event of Default"):

(a) Non-Payment. The Borrower fails to pay in the currency required hereunder (i) all outstanding Obligations on the Maturity Date, (ii) the Required Payment Amount on any Required Principal Payment Date or (iii) other than with respect to the Maturity Date or any Required Principal Payment Date, any Interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after the same becomes due; or

(b) Borrowing Base Deficiency. A Borrowing Base Deficiency exists and the Borrower fails to cure the Borrowing Base Deficiency in accordance with Section 2.03(b)(i); or

(c) Specified Covenants. (i) The Borrower fails to perform or observe in any material respect any covenant in Sections 6.05, 6.10, 6.11, 6.13, 6.14, 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08, 7.09, 7.10, 7.11, 7.13, 7.15 or Article VII; (ii) the Borrower Parent fails to perform or observe in any material respect any covenant in Section 5.1 of the Sale Agreement; or (iii) the Borrower fails to perform or observe in any material respect any covenant in (x) Sections 6.01 or 6.02 and the same continues unremedied for a period of three Business Days (if such failure can be remedied) or (y) Section 6.03 and the same continues unremedied for a period of two Business Days (if such failure can be remedied), in each case, after the earlier to occur of (I) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (II) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(d) Insolvency Event. An Insolvency Event shall have occurred and be continuing with respect to either of the Borrower or the Borrower Parent; or

(e) Other Defaults. The Borrower fails to perform or observe in a material respect any other covenant or agreement (not specified in subsection (a) through (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which a Responsible Officer of the Borrower acquires knowledge thereof; or

(f) Certifications. Any Borrower Certification (including any Restricted Payments Certificate) or Compliance Certificate of the Borrower or the Borrower Parent proves to have been materially inaccurate (unless already qualified by materiality) and, in each case, such certification is not capable of being cured or has not been cured within the earlier of (x) three Business Days following written notice and (y) the date on which a Responsible Officer of the Borrower or the Borrower Parent obtains actual knowledge thereof; or

(g) Representations and Warranties. Any representation, warranty, certification or statement of fact (other than any such representation, warranty, certification or statement of fact covered by clause (f) above) made or deemed made by or on behalf of the Borrower, the Servicer or the Borrower Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in a material respect when made or deemed made, and such representation (i) is not capable of cure or (ii) has not been cured within the earlier of (x) 30 days following notice and (y) the date on which a Responsible Officer of the Borrower becomes aware of such misrepresentation; or

(h) Security Interest Failure. (i) The Administrative Agent (on behalf of the Secured Parties) fails for any reason to have a perfected first priority (subject to any Permitted Liens) security interest in any Collateral in accordance with the terms of the Security Agreement or (ii) the Borrower ceases to have a valid ownership interest in all of the Collateral; or

(i) Credit Triggers. Any Credit Trigger shall occur; or

(j) Interest Coverage Test. An Interest Coverage Ratio Breach occurs on any ICR Determination Date and the Borrower fails to cure such Interest Coverage Ratio Breach in accordance with Section 2.03(b)(i); or

(k) Invalidity of Loan Documents. Any material obligation of the Borrower or its Affiliates under any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Payment in Full of the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(l) ERISA Event. An ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(m) Investment Company Act. The Borrower shall become required to register as an "investment company" within the meaning of the Investment Company Act or the arrangements contemplated by the Loan Documents shall require registration as an "investment company" within the meaning of the Investment Company Act; or

(n) Bankruptcy Remoteness. The Borrower shall fail to qualify as a bankruptcy‑remote entity based upon customary criteria such that McDermott Will & Schulte LLP or any other reputable counsel could no longer render a substantive non-consolidation opinion, or equivalent opinion, with respect to the Borrower; or

(o) Failure to Make Payments. Failure of the Borrower or the Borrower Parent to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $100,000 (or in the case of Borrower Parent, $5,000,000), individually or in the aggregate; or the occurrence of any event or condition (after giving effect to any related grace period or any required notice) that gives rise to a right of acceleration with respect to any such recourse debt with respect to the Borrower in excess of $100,000 (or in the case of Borrower Parent, $5,000,000); or

(p) Judgments. Any court shall render a final, non-appealable judgment against the Borrower or the Borrower Parent in an amount in excess of $100,000 (or in the case of Borrower Parent, $5,000,000) which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied or covered by insurance (subject to customary deductibles) within thirty (30) days of the making thereof; or

(q) Deposits. The failure on the part of the Borrower or the Servicer to (i) make any payment or deposit required by the terms of any Loan Document in accordance with Section 8.03 or (ii) otherwise observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral and, in each case, continuation of such failure for a period of two (2) Business Days or, in the case of such failure to make any payment or deposit due to an administrative error or omission by the Administrative Agent or the Collateral Administrator, such failure continues for three (3) Business Days after the Administrative Agent or the Collateral Administrator, as applicable, receives written notice or has actual knowledge of such administrative error or omission and so notifies the Borrower or the Servicer; or

(r) Settlements. The Borrower shall have made payments (other than payments made on behalf of the Borrower from insurance proceeds) individually or in aggregate in excess of $100,000 (or in the case of Borrower Parent, $10,000,000) in settlement of any litigation claim or dispute, and which in the case of the Borrower Parent could reasonably be expected to result in a material adverse effect on the Borrower Parent’s ability to perform its obligations hereunder or under the other Loan Documents; or

(s) Assignment. The Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Loan Document without first obtaining the specific written consent of each Lender, which consent may be withheld in the exercise of its sole and absolute discretion; or

(t) Tax Liens. The Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower; or

(u) Currency Asset Amount Shortfall. A Currency Asset Amount Shortfall shall have occurred and the Borrower fails to cure the Currency Asset Amount Shortfall in accordance with Section 2.03(b)(ii); or

(v) Servicer Event. Any Servicer or Services Provider Event shall occur.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may (or shall at the request of the Required Lenders) take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; or

(c) deliver a Notice of Exclusive Control (as defined in the Collateral Administration Agreement) in relation to the Collateral Account and the Unfunded Exposure Account and give instructions to the Intermediary in relation thereto under the provisions of the Security Agreement, and may (in addition to all other rights and remedies under the Loan Documents and/or of a secured party under the UCC and other legal or equitable remedies) realize upon the Collateral, and/or may immediately sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof, subject to, and in accordance with the terms of the Security Agreement; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Insolvency Event with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds.

(a) On each Interest Payment Date so long as no Event of Default has occurred and is continuing for which application under Section 8.03(c) has become applicable, the Collateral Administrator shall distribute from the Interest Proceeds Account, available Interest Proceeds in the following order of priority:

(i) to accrued and unpaid Administrative Expenses (in the order and priority set forth in the definition thereof), which expenses shall not exceed the Administrative Expense Cap (together with any amounts paid pursuant to Section 8.03(c)(ii));

(ii) to the Arranger and the Administrative Agent, in an amount equal to any accrued and unpaid fees specified in the Fee Letter;

(iii) to the Administrative Agent for distribution to the Lenders, in an amount equal to any accrued and unpaid Interest on the Loans made by such Lender and any accrued and unpaid Commitment Fee (provided that such Commitment Fee shall only be payable on the Interest Payment Dates occurring in March, June, September and December of the applicable calendar year);

(iv) at the discretion of the Servicer, to fund the Unfunded Exposure Account in an amount not to exceed the amount necessary to cause all amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Equity Amount;

(v) to the Administrative Agent for distribution to the Lenders, in the amount necessary to cure any Borrowing Base Deficiency;

(vi) to the Borrower Parent to make any applicable Permitted RIC Distribution;

(vii) to any Affected Persons, any Increased Costs then due and owing;

(viii) to the Administrative Agent for distribution to the Lenders, in an amount equal to any accrued and unpaid Make-Whole Fee;

(ix) to the extent not previously paid by or on behalf of the Borrower, to each Indemnitee, any Indemnified Amounts then due and owing to each such Indemnitee;

(x) to pay (in the order specified in this Section 8.03(a) but without regard to the Administrative Expense Cap) any other amounts due under this Agreement and the other Loan Documents and not previously paid pursuant to this Section 8.03(a); and

(xi) (x) if a Default has occurred and is continuing, to remain in the Interest Proceeds Account or (y) otherwise, to the Borrower (which may be distributed to the Borrower Parent) so long as any such distribution would not result in a Borrowing Base Deficiency or Interest Coverage Ratio Breach on a pro forma basis.

(b) On each Interest Payment Date so long as no Event of Default has occurred and is continuing for which application under Section 8.03(c) has become applicable, the Collateral Administrator shall distribute from the Principal Proceeds Account, available Principal Proceeds in the following order of priority:

(i) to the extent not previously paid pursuant to Section 8.03(a)(i) through (v), to the payment of such amounts (subject to the limitations set forth therein), in the amount and order of priority set forth in Section 8.03(a);

(ii) after the end of the Availability Period, to the Administrative Agent for distribution to the Lenders to repay the Total Outstandings;

(iii) to the Borrower Parent to make any applicable Permitted RIC Distribution; and

(iv) to the extent not previously paid pursuant to Section 8.03(a)(vii) through (xi), to the payment of such amounts, in the amount and order of priority set forth in Section 8.03(a);

(v) (x) during the Availability Period, at the discretion of the Servicer, to fund the Unfunded Exposure Account in an amount not to exceed the amount necessary to cause all amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Equity Amount, or (y) after the Availability Period, to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Amount;

(vi) during the Availability Period, to remain in the Principal Proceeds Account as Principal Proceeds; and

(vii) (x) if a Default has occurred and is continuing, to remain in the Principal Proceeds Account or (y) otherwise, to the Borrower (which may be distributed to the Borrower Parent) so long as any such distribution would not result in a Borrowing Base Deficiency or Interest Coverage Ratio Breach on a pro forma basis.

(c) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, and subject to any prior claims of the Collateral Administrator or the Intermediary under the Collateral Administration Agreement, be applied by the Administrative Agent in the following order:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of external counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of external counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the Borrower Parent to make any applicable Permitted RIC Distribution; and

(vi) Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as third party beneficiary of any such provisions, other than Section 9.06. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or those rights and powers that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time, give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, if no Event of Default exists or is continuing upon the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), and if an Event of Default exists and is continuing in consultation with the Borrower, to appoint a successor, which at all times shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the "Resignation Effective Date"), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor

Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a structured lending facility and (ii) it is engaged in making, acquiring or holding structured loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Book Manager or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which the Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (f) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral Matters.

Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and Payment in Full of the Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Indemnification.

The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer under the Loan Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Loan Documents), ratably according to the Outstanding Amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Loan Documents or any other document furnished in connection herewith or therewith.

9.12 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any "discharge for value" (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc.

Except in connection with the adoption of a Successor Rate, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Interest Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate and, for the avoidance of doubt, this clause (d) shall not apply in the case of an amendment to adopt a Successor Rate;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon sending, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the "Platform") and (ii) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (B) by marking Borrower Materials "PUBLIC," Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (C) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (D) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Side Information".

THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or messaging service, or through the Internet.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Laws.

(d) Effectiveness of Facsimile or Electronic Mail Documents. Loan Documents may be transmitted by facsimile or electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic mail document or signature.

(e) Change of Address, Etc. The Borrower and the Administrative Agent may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent (without duplication of any such counsel fees that the Borrower or the Servicer, on behalf of the Borrower, directs to be paid on a Permitted CLO Closing Date)), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower.

(i) The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee) (all of the foregoing being collectively called "Indemnified Amounts") incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including without limitation any such claim, litigation or proceeding arising from any sale or distribution of securities by the Borrower or Borrower Parent), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable and documented out-of-pocket expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(ii) Subject in all respects to the foregoing Section 10.04(b)(i), and only to the extent that no amounts remain outstanding and owing to any Secured Party thereunder, the Borrower shall indemnify and hold harmless the Servicer and each Related Party of the Servicer from and against any and all claims, as such claims are incurred in investigating, preparing, pursuing or defending any actions in respect of or arising out of any acts or omissions of the Servicer or otherwise arising under the Loan Documents, other than any acts or omissions constituting bad faith, fraud, willful misconduct or gross negligence in the performance of, or reckless disregard with respect to, the duties of the Servicer hereunder, provided that payment of such indemnification shall be subject to the Administrative Expense Cap.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party to this Agreement and any Indemnitee shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof except to the extent required to indemnify for such amounts. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Sufficiency of Remedies. Each of the Borrower, the Servicer and the Borrower Parent hereby acknowledges that (i) any and all claims, damages and demands against the Administrative Agent or any Lender arising out of, or in connection with, the exercise by such Person of any of such Person’s rights or remedies under the Facility can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Borrower Parent or the Servicer as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Borrower Parent or the Servicer as a result of, or in connection with, any such claims, damages or demands.

(g) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(f) shall survive the resignation of the Administrative Agent, the replacement of any Lender and Payment in Full of the Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender, or the Administrative Agent any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor

Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Servicer may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees (each of which must be an Approved Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned and not to be required if the assignee is a Lender or an Affiliate of the Lender or if an Event of Default has occurred or is continuing) will be required for the assignment by any Lender of all or a portion of its rights and obligations under this Agreement, unless an Event of Default has occurred and is continuing at the time of such assignment or such assignment is to a Lender or an Affiliate of a Lender; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, or (D) to a Person that is not an Approved Lender (any such Person described in clause (A) through (D), a "Disqualified Lender").

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, with the consent of the Administrative Agent and the Borrower (such consent of the Borrower (x) not to be unreasonably withheld, delayed or conditioned and (y) not to be required if the participant is a Lender or an Affiliate of the Lender or if an Event of Default has occurred or is continuing), sell participations to any Person (other than a Disqualified Lender) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation. Each Participant shall be subject to Section 10.07 of this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Status as an Approved Lender. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, each Lender hereunder, and each Participant, must at all times be an Approved Lender. Accordingly:

(i) each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Assumption) and (B) on each date on which it makes a Loan hereunder, that it is an Approved Lender;

(ii) each Lender agrees that it shall not assign, or grant any participations in, any of its rights or obligations under this Agreement to any Person unless such Person is an Approved Lender; and

(iii) the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is an Approved Lender at the time of such assignment or participation and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.

(g) Ratings. The Borrower shall use reasonable efforts to cooperate with the Lenders in connection with obtaining any rating for the Facility from a rating agency.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, any Participant and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties for purposes relating to this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, with notice to the Borrower where permitted by Applicable Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Participant or a Lender pursuant to Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrower and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, the Servicer or any of their respective representatives or agents. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. "Information" means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities Laws.

10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. "pdf" or "tiff") shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect until the Payment in Full of the Obligations.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) to the extent required by the Administrative Agent pursuant to Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such Outstanding Amount and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Defaulting Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN

OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative

Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower, the Servicer, and the Collateral Administrator and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower or the Servicer and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower, the Servicer and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower or the Servicer to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18 USA PATRIOT Act.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.19 Compliance with Laws.

Borrower acknowledges that Bank of America’s obligations hereunder shall be subject to all Applicable Laws and, without limitation, the Loan Documents shall not limit the ability of Bank of America to take any actions that it determines, in the exercise of its sole discretion, to be necessary or advisable to comply fully and prudently with any Law, including without limitation any regulatory margin requirement.

10.20 Non-Recourse Obligations; No Petition.

(a) Each Lender, the Administrative Agent and the Servicer covenants and agrees that the obligations of the Borrower under this Agreement, the Sale Agreement and any other Loan Document are limited recourse obligations of the Borrower, payable solely from the Collateral in accordance with the terms of the Loan Documents, and, following realization of the Collateral, any claims of the Lenders, the Administrative Agent and the Servicer and all obligations of the Borrower shall be extinguished and shall not thereafter revive. It is understood that the foregoing provisions of this Section 10.20(a) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until the Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished and shall not thereafter revive.

(b) Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day (or, if longer, any applicable preference period and one day) after the Payment in Full of the Obligations, no party hereto shall institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.

(c) Subject to Section 10.20(a) above, each of the parties hereto hereby acknowledges and agrees that the obligations of each other party hereunder will be solely the corporate obligations of such party, and that no party hereto will have any recourse to any of the managers, directors, officers, employees, equity holders or Affiliates of any other party hereto with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.

(d) The provisions of this Section 10.20 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 10.20 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, examinership, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws.

(e) The provisions of this Section 10.20 shall survive the termination of this Agreement.

10.21 Time of the Essence.

Time is of the essence of the Loan Documents.

10.22 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.23 Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any swap contract or any other agreement or instrument that is a QFC (such support, "QFC Credit Support", and each such QFC, a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.23, the following terms have the following meanings:

"BHC Act Affiliate" of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

"Covered Entity" means any of the following: (i) a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

ARTICLE XI.

SERVICER PROVISIONS

11.01 Designation of the Servicer.

Subject to Section 11.17, the servicing, administering and collection of the Collateral shall be conducted by the Servicer. The Servicer may subcontract with the Services Provider and/or any other Person (and the Services Provider may sub-contract with any other Person) for servicing, administering or collecting the Collateral; provided that (i) the Servicer (and where applicable, the Services Provider) shall select any such Person with due care and shall be solely responsible for the fees and expenses payable to such Person (provided that to the extent the Servicer is entitled to be reimbursed by the Borrower for such expenses, the Servicer may include in the amounts to be so reimbursed the reasonable and documented out of pocket expenses incurred by such Person, in each case, subject to this Agreement), (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (iii) any such subcontract shall be subject to the provisions hereof and (iv) the Services Provider or such other Person shall not be empowered to take any actions on behalf of the Borrower. The Servicer may replace the initial Services Provider with one or more successor Services Providers from time to time that is either (x) an Affiliate of the Services Provider or (y) with the consent of the Required Lenders, any other Person.

11.02 Duties of the Servicer.

(a) Appointment. The Borrower hereby appoints the Servicer as its agent to service the Collateral and enforce its rights and remedies (for the benefit of the Secured Parties) in, to and under the Collateral. The Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto in accordance with the Servicing Standard and as otherwise set forth herein. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder but the Servicer is not an agent of any Secured Party.

(b) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect on the Collateral from time to time, all in accordance with applicable law, the terms of this Agreement and the Servicing Standard. Without limiting the foregoing, the duties of the Servicers shall include, but shall not be limited to, the following:

(i) preparing and submitting claims to, and acting as post billing liaison with, obligors on each Collateral Asset (for which no administrative or similar agent exists);

(ii) maintaining all necessary records and reports with respect to the Collateral and providing such reports to the Administrative Agent in respect of the management and administration of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including usual and customary record retention and backup protocols in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(iv) promptly delivering to the Administrative Agent, from time to time, such information and management and administration records (including information relating to its performance under this Agreement) as the Administrative Agent may from time to time reasonably request;

(v) identifying each Collateral Asset clearly and unambiguously in its records to reflect that such Collateral Asset is owned by the Borrower and the Borrower is granting a security interest therein to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened in writing to be asserted by an obligor with respect to any Collateral Asset (or portion thereof) of which it has actual knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect; and

(vii) maintaining the first priority, perfected security interest of the Administrative Agent, as agent for the Secured Parties, in the Collateral subject to Permitted Liens.

It is acknowledged and agreed that in circumstances in which a Person other than any party to this Agreement acts as lead agent with respect to any Collateral Asset, the Servicer shall perform its administrative and management duties hereunder only to the extent that, as a lender under the related loan syndication Underlying Instruments, it has the right to do so.

(c) In performing its duties, the Servicer shall perform its obligations in accordance with the Servicing Standard.

(d) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent or the other Secured Parties of their rights hereunder or under any other Loan Document (including, but not limited to, the delivery of a Servicer Termination Notice), shall not release any party from any of their duties or responsibilities with respect to the Collateral except to the extent provided in Section 11.17. The Administrative Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(e) Any payment by an obligor in respect of any Collateral Asset to the Borrower shall, except as otherwise required by applicable law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such obligor.

(f) It is hereby acknowledged and agreed that, in addition to acting in its capacity as servicer pursuant to the terms of this Agreement, the Servicer may engage in other business and render other services outside the scope of its capacity as servicer (including acting as administrative agent or as a lender with respect to Underlying Instruments and as a servicer to other Affiliates of the Borrower Parent). It is hereby further acknowledged and agreed that such other activities shall in no way whatsoever alter, amend or modify any of the Servicer’s rights, duties or obligations under the Loan Documents (including its duty to comply with the Servicing Standard).

(g) Under no circumstances will the Servicer be liable for indirect, special, punitive, consequential or incidental damages, such as loss of use, revenue or profit. In no event shall the Servicer be liable to the Borrower or any Secured Party for any bad debts or other defaults by obligors. The Servicer may employ and act through agents, attorneys and independent contractors (including the Services Provider, which may in turn and act through agents, attorneys and independent contractors) so long as the Servicer remains fully responsible and accountable for performance of all obligations of the Servicer.

(h) If the Servicer is prevented from fulfilling its obligations hereunder as a result of government actions, regulations, fires, strikes, accidents, acts of God or other causes beyond the control of such party, the Servicer shall use reasonable efforts to resume performance as soon as possible.

11.03 Authorization of the Servicer.

(a) The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the terms of this Agreement, the Servicing Standard and the grant of a security interest by the Borrower to the Administrative Agent, on behalf of the Secured Parties, under the Security Agreement, to collect all amounts due under any and all Collateral, including endorsing any of their names on checks and other instruments representing Interest Proceeds or

Principal Proceeds, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with applicable law, to commence proceedings with respect to enforcing payment thereof. The Borrower appoints the Servicer as its attorney in fact for the purpose of executing and delivering any assignment agreement, any related documentation relating to the purchase, sale or other acquisition or disposition of any Collateral Asset, and any Underlying Instrument or amendment thereto or consent or waiver thereunder. In addition, the Borrower shall furnish the Servicer with any other powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its management and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Administrative Agent, or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make any party a party to any litigation (other than any foreclosure or similar collection procedure or other litigation specifically relating to a Collateral Asset) without the Administrative Agent’s consent.

(b) After the declaration of the Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral; provided that, without limitation to Section 8.02 or any other rights and remedies of any Secured Party hereunder or under any other Loan Document, the Administrative Agent may during an Event of Default notify any relevant administrative agent or obligor, as applicable, with respect to any Collateral of the assignment of such Collateral to the Administrative Agent, on behalf of the Secured Parties, and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any collection agent, sub agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral, and adjust, settle or compromise the amount or payment thereof.

11.04 Servicer’s Collection of Payments.

(a) Collection Efforts, Modification of Collateral. The Servicer will collect or use its commercially reasonable efforts to cause to be collected, all payments called for under the terms and provisions of the Collateral Assets included in the Collateral as and when the same become due in accordance with the Servicing Standard. Neither the Borrower nor the Servicer may waive, modify or otherwise vary any provision of an item of Collateral (including, but not limited to, any Collateral Asset) in any manner contrary to the Servicing Standard or which would result in a Default or Event of Default under this Agreement.

(b) Taxes and other Amounts. The Servicer will collect all payments with respect to amounts due for Taxes, assessments and insurance premiums relating to each Collateral Asset to the extent required to be paid to the Borrower for such application under the Underlying Instruments and remit such amounts in accordance with this Agreement to the appropriate Governmental Authority or insurer as required by the Underlying Instruments.

(c) Payments to Transaction Account. On or before the applicable date of acquisition, the Servicer shall have instructed all obligors and/or any relevant administrative agents to make all payments owing to the Borrower in respect of the Collateral directly to the applicable Transaction Account (as defined in the Collateral Administration Agreement); provided, that the Servicer is not required to so instruct any obligor which is solely a guarantor or other surety (or an obligor that is not designated as the "lead borrower" or another such similar term) unless and until the Servicer or the Borrower calls on the related guaranty or secondary obligations.

11.05 Servicer Compensation. The initial Servicer shall not receive a fee. A Replacement Servicer that is not an Affiliate of the initial Servicer shall be entitled to receive the Replacement Servicer Fee; provided that, payment of such fee shall be subject to the Administrative Expense Cap. The "Replacement Servicer Fee" means, the fee payable to the Replacement Servicer or any successor servicer on each Interest Payment Date in arrears in respect of each Interest Period after the resignation or removal of the initial Servicer (or any other Affiliate of the initial Servicer) as servicer hereunder, which fee shall be an amount equal to (A) (i) the sum of the Assigned Value of all Collateral Assets owned by the Borrower on each day of such Interest Period divided by (ii) the number of days in such Interest Period multiplied by (B) a rate to be agreed to by the Replacement Servicer and the Administrative Agent but not to exceed 1.00% per annum.

11.06 Payment of Certain Expenses by the Servicer. The Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, Taxes imposed on the Servicer, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower, except to the extent reimbursement thereof is permitted under this Agreement. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the applicable Accounts. The Servicer shall be indemnified by the Borrower pursuant to Section 10.04.

11.07 Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under applicable law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced as to clause (i) above by an opinion of counsel to the Servicer to such effect delivered to the Administrative Agent.

11.08 Servicer Termination Events.

(a) Upon the occurrence and during the continuance of a Servicer or Services Provider Event, notwithstanding anything herein to the contrary, the Administrative Agent, by written notice to the Servicer and a copy to the Collateral Administrator (such notice, a "Servicer Termination Notice"), may, in its sole discretion, terminate all of the rights and obligations of the Servicer as servicer under this Agreement. Following any such termination, the Administrative Agent may, in its sole discretion, assume or delegate the servicing, administering and collection of the Collateral prior to the appointment and replacement of the Servicer and the Servicer shall comply with any instructions of the Administrative Agent acting in its capacity as a successor to the Servicer with respect to the Collateral during such period prior to the appointment and replacement of the Servicer; provided that, at least five (5) Business Days prior to any appointment of a replacement Servicer (the "Replacement Servicer") hereunder, the Administrative Agent shall notify the Borrower of such proposed replacement; provided, further, that until any such assumption or delegation, the Servicer shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity pursuant to this Section and (ii) as requested by the Administrative Agent (A) terminate some or all of its activities as servicer hereunder in the manner requested by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions reasonably requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b) Upon the appointed of the Replacement Servicer, the Servicer agrees, at its sole expense, to cooperate and use its commercially reasonable efforts in effecting the transition of the responsibilities and rights of servicing of the Collateral, including the transfer to the Replacement Servicer for the administration by it of all cash amounts that shall at the time be held by such Servicer for deposit, or have been deposited by such Servicer, or thereafter received with respect to the Collateral and the delivery to the Replacement Servicer in an orderly and timely fashion of all files and records with respect to the Collateral and a computer data file in readable form containing all information necessary to enable the Replacement Servicer to service the Collateral. In addition, the Servicer agrees to cooperate and use its commercially reasonable efforts in providing, at the expense of the Servicer, the Replacement Servicer with reasonable access (including at the premises of the Servicer) to the employees of the Servicer, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Replacement Servicer to assume the servicing functions hereunder and under this Agreement and to maintain a list of key servicing personnel and contact information.

(c) The Servicer will, upon the request of the Replacement Servicer following the occurrence of a Servicer Termination Event; provided that, the Replacement Servicer with a power of attorney providing that the Replacement Servicer is authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer under this Agreement.

(d) No resignation or removal of the Servicer pursuant to this Agreement shall be effective until the date as of which a successor Servicer shall have been appointed and approved in accordance with this Agreement and has accepted all of the Servicer’s duties and obligations pursuant to this Agreement in writing and has assumed such duties and obligations; provided that, the Servicer may resign if it is not legally permitted to perform its obligations under the Loan Documents.

11.09 Obligations of Servicer.

(a) In accordance with the Servicing Standard, the Servicer shall not take any action which the Servicer knows, or through the exercise of reasonable diligence should know, would (a) materially adversely affect the status of the Borrower for purposes of United States federal or state law, or other law applicable to either of them, (b) not be permitted by the governing documents, copies of which the Servicer acknowledges the Borrower has provided to the Servicer, (c) violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Borrower, including, without limitation, actions which would violate any United States federal, state or other applicable securities law, in each case the violation of which would have a material adverse effect on either of them, (d) require registration of the Borrower or the pool of Collateral as an "investment company" under the Investment Company Act, or (e) cause the Borrower to violate any provision of this Agreement or any other Loan Document. If the Servicer is directed by the Borrower or the Administrative Agent to take any action in accordance with this Agreement which would have any such consequences, the Servicer shall promptly notify the Borrower, the Administrative Agent and the Collateral Administrator of the Servicer’s judgment that such action would have one or more of the consequences set forth above and need not take such action unless the Administrative Agent has consented thereto in writing.

(b) The Servicer shall indemnify and hold harmless the Borrower and each Indemnitee from and against any and all claims, as such claims are incurred in investigating, preparing, pursuing or defending any actions in respect of or arising out of (i) any acts or omissions constituting bad faith, fraud, willful misconduct or gross negligence in the performance of, or reckless disregard with respect to, the duties of the Servicer hereunder or (ii) any material breach by the Servicer of any representation, warranty or covenant of the Servicer hereunder or under any other Loan Document, excluding, however, any amount payable to an Indemnitee (A) to the extent determined by a court of competent jurisdiction to have resulted from bad faith, fraud, gross negligence or willful misconduct of such Indemnitee, (b) related to the nonpayment by any obligor of an amount due and payable with respect to a Collateral Asset or any change in the market value of any Collateral Asset, (c) related to any loss in value of any Cash Equivalent or (d) in respect of Taxes (other than Taxes that represent losses or damages arising from a non-Tax claim).

11.10 Representations, Warranties and Covenants of the Servicer. The Servicer represents and warrants to each Agent and Lender, on the Closing Date and on each Borrowing date, that the following statements are true and correct:

(a) Organization and Good Standing. The Servicer has been duly organized, and is validly existing as a limited liability company in good standing, under the laws of the State of Delaware, with all requisite limited liability company power and authority to own or lease its properties and conduct its business as such business is presently conducted.

(b) Due Qualification. The Servicer is duly qualified to do business and is in good standing as a limited liability company, and has obtained all necessary qualifications, licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals, except where the failure to be so qualified, licensed or approved could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary limited liability company power, authority and legal right to (a) execute and deliver each Loan Document to which it is a party, and (b) carry out the terms of the Loan Documents to which it is a party, and (ii) has duly authorized by all necessary limited liability company action, the execution, delivery and performance of each Loan Document to which it is a party. This Agreement and each other Loan Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. Each Loan Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against such Servicer in accordance with its respective terms, except as such enforceability may be limited by Debtor Relief Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by each Loan Document to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of formation, limited liability company agreement or any Contractual Obligation of the Servicer which, in the case of any Contractual Obligation, could reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any applicable law in any material respect.

(f) No Proceedings. There are no adverse proceedings, individually or in the aggregate, pending or, to the knowledge of the Servicer, threatened in writing against such Servicer (i) asserting the invalidity of any Loan Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Loan Document to which the Servicer is a party or (iii) that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses, filings or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of each Loan Document to which such Servicer is a party have been obtained, except where the failure to obtain such approval, authorization, consent, order, license, filing or other action could not reasonably be expected to have a Material Adverse Effect.

(h) Solvency. The Servicer is and, upon the incurrence of any Obligation by any party on any date on which this representation and warranty is made, will be, on a consolidated basis with its consolidated group (if applicable), solvent.

(i) Compliance with Law. The Servicer is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(j) Collections. The Servicer acknowledges that all collections received by it or its Affiliates with respect to the Collateral are held and shall be held in trust for the benefit of the Secured Parties until deposited into the Principal Proceeds Account, the Interest Proceeds Account or the Unfunded Exposure Account, as applicable.

(k) Selection Procedures. In selecting the Collateral Assets hereunder, no selection procedures were employed which are intended to be adverse to the interests of the Administrative Agent or any Lender.

(l) Compliance with Agreements and Applicable Laws. The Servicer shall perform each of its obligations under this Agreement and the other Loan Documents and comply with all Applicable Laws, including those applicable to the Collateral Assets and all collections thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(m) Maintenance of Existence and Conduct of Business. The Servicer shall: (i) do or cause to be done all things necessary to (A) preserve and keep in full force and effect its existence as a limited liability company and its rights and franchises in the jurisdiction of its formation and (B) qualify and remain qualified as a foreign organization in good standing and preserve its rights and franchises in each jurisdiction in which the failure to so qualify and remain qualified and preserve its rights and franchises would reasonably be expected to have a Material Adverse Effect; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder or under its Organization Documents; and (iii) at all times maintain, preserve and protect all of its licenses, permits, charters and registrations except where the failure to maintain, preserve and protect such licenses, permits, charters and registrations would not reasonably be expected to have a Material Adverse Effect.

(n) Books and Records. The Servicer shall keep proper books of record and account in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer in accordance with the Applicable Accounting Standard, maintain and implement administrative and operating procedures, and keep and maintain all documents, books, records and other information necessary or reasonably advisable for the collection of all Collateral Assets.

(o) Payment, Performance and Discharge of Obligations. The Servicer shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges imposed by a relevant Governmental Authority payable by it except where the failure to so pay, discharge or otherwise satisfy such obligation would not, individually or in the aggregate, be expected to have a Material Adverse Effect.

(p) Compliance with Collateral Assets and Servicing Standard. The Servicer shall, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Collateral Assets (except, in the case of a successor Servicer, such material provisions, covenants and other provisions shall only include those provisions relating to the collection and servicing of the Collateral Assets to the extent such obligations are set forth in a document included in the Underlying Instruments) and shall comply with the Servicing Standard in all material respects with respect to all Collateral Assets.

(q) Maintain Records of Collateral Assets. The Servicer shall, at its own cost and expense, maintain reasonably satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral, including a record that the Collateral has been pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement. The Servicer shall maintain its computer systems so that, from and after the time of sale of any Collateral Asset to the Borrower, the Servicer’s master computer records (including any back up archives) that refer to such Collateral Asset shall indicate the interest of the Borrower in such Collateral Asset and that such Collateral Asset is owned by the Borrower.

(r) Commingling. The Servicer shall not, and shall not permit any of its Affiliates (other than the Borrower or the Borrower Parent) to, deposit or permit the deposit of any funds that do not constitute collections or other proceeds of any Collateral Assets into the Interest Proceeds Account, the Principal Proceeds Account or the Unfunded Exposure Account.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FPLF BA HOLDINGS FINANCE LLC , as Borrower

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

FPLF BA HOLDINGS FINANCE CM LLC, as Servicer

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

FORTRESS PRIVATE LENDING FUND, as Borrower Parent

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Joseph Thomas
Name: Joseph Thomas
Title: Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Joseph Thomas
Name: Joseph Thomas
Title: Director

[Signature Page to Credit Agreement]